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                                                                    Exhibit 10.1

                DEVELOPMENT, MARKETING AND COOPERATION AGREEMENT
                ------------------------------------------------

THIS AGREEMENT is made as of October 23, 1995, by and between MGI PHARMA, INC. ("MGI"), 300E Opus Center, 9900 Bren Road East, Minneapolis, Minnesota 55343-9667, U.S.A. and DAINIPPON PHARMACEUTICAL CO., LTD. ("Dainippon"), 6-8 Doshomachi, 2-Chome, Chuo-Ku, Osaka, 541 Japan.

                                    Recitals
                                    --------

A. MGI acquires, develops and markets pharmaceuticals that it believes address currently unmet medical needs or significantly improve upon current therapies.

B. Dainippon acquires, develops and markets ethical pharmaceutical products in Japan and has established government-approved research and development facilities and distribution channels throughout Japan for those purposes.

C. MGI has obtained an exclusive license from the University of California, as hereinafter set forth, to certain patent rights to a family of compounds referred to as Illudin Analogs, which includes among other patents, those certain patent applications as follows: Japanese Patent Application entitled "Method of Treating Tumors Using Illudin Analogs, No. 20-515522 (Filed October 2, 1990), U.S. Patent Application entitled "Method of Treating Tumors Using Illudin Analogs, Pat. Appl. No. 07/416,395 and U.S. PCT Application entitled "Method of Treating Tumors Using Illudin Analogs (Chapter II National Stage applications filed).

D. MGI and Dainippon have previously entered into that certain Option Agreement dated April 13, 1995 (the "Option Agreement"), which expired on October 10, 1995.

E. MGI desires to have this product developed, sold, promoted and distributed as a pharmaceutical in Japan, and Dainippon desires to obtain rights to develop, sell, promote and distribute this pharmaceutical in Japan, all upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties hereto have agreed as follows:

ARTICLE 1.0    INTRODUCTORY PROVISIONS
               -----------------------

1.1 Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:

     (a) "Adverse Experience Data" shall mean all data concerning any serious or unexpected adverse effects, side-effects and contraindications of any Product which may come to

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          the attention of either Party or of any permitted sublicensee of either Party and which, in the reasonable judgment of such Party or a permitted sublicensee of a Party, is of such a nature and magnitude that it is required under the laws of the United States or Japan to be collected, maintained and reported to a Competent Authority.

     (b) "Affiliate" when used with reference to either Party shall mean any entity controlling, controlled by or under common control with the said Party. For purposes hereof, "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for the election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of a business entity other than a corporation.

     (c) "Best Efforts" shall mean those efforts that would be made by a reasonably prudent business person acting in good faith, in the exercise of reasonable commercial judgment and in a manner consistent with those efforts a Party devotes to a pharmaceutical product resulting from its own research efforts and having a similar market potential, profit potential or strategic value.

     (d) "Bulk Drug Substance" shall mean an Illudin Analog released by MGI from a current Good Manufacturing Practices facility.

     (e) "Competent Authority" shall mean the FDA in the United States, the PAB in Japan, or any other government agency responsible for the issuance of Marketing Authorizations, Pricing Approvals and/or Reimbursement Approvals for pharmaceutical products marketed in any other country in the world.

     (f) "Confidential Information" shall mean all proprietary information, including Proprietary Product Information of a Party, including any information on the markets, customers, suppliers, patents or patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees or consultants or any other similar aspects of a Party's present or future business, the secrecy of which confers a competitive advantage upon that Party.

     (g) "Dollar" or "$" shall mean the legal currency and tender of the United States of America.

     (h) "Drug Master File" shall mean a Type II Drug Master File for an Illudin Analog created by MGI or its agent and on file with the FDA at any time, any supplementary or successor drug master file in respect of an Illudin

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          Analog that is submitted by MGI or its agent to the FDA, or any corresponding drug master file or similar file in respect of an Illudin Analog that may hereafter be submitted by MGI or its agent to any Competent Authority.

     (i)  "Effective Date" shall mean the date first above written.

     (j)  "FDA" shall mean the United States Food and Drug Administration.

     (k) "Good Clinical Practices" shall mean (i) with respect to the United States, those procedures and practices approved by the FDA for the purpose of conducting clinical trials, pursuant to the Code of Federal Regulations, Title 21, and other administrative interpretations and rulings in connection therewith and (ii) with respect to Japan, those procedures and practices approved by the PAB in Notification No. 874 and other administrative interpretations and rulings in connection therewith.

     (l) "Good Manufacturing Practices" shall mean those practices in the manufacture of medicinal products which are recognized as good manufacturing practices within Japan pursuant to PAB guidelines and other administrative interpretations and rulings in connection therewith.

     (m) "Health Registration Dossier" shall mean all documentation which is now or shall hereafter be on file with the FDA or the PAB, which comprises the information and data submitted to such agency in support of an application made by either Party, or a permitted sublicensee of either Party, to such Competent Authority for Marketing Authorization for a Product to treat any Indication.

     (n) "Illudin Analogs" shall mean illudofulvene, illudofulvene dimers, and 6-hydroxymethylilludofulvene; including derivatives thereof such as those disclosed and claimed in U.S. Patent Application Number 08/276169, filed July 15, 1994.

     (o) "Indication" shall mean any medical condition or set of symptoms for the treatment of which a Product may be determined to be safe and efficacious.

     (p) "Know-How" shall mean all information and data, regardless of form, which is necessary or useful to the manufacture of a Product or to the development or manufacture of dose forms or means of delivery of a Product, and which is owned, developed, acquired or otherwise licensable by either Party or any permitted sublicensee of either Party during the term of this Agreement.


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     (q)  "Marketing Authorization" shall mean any governmental approval from a
          Competent Authority which is legally required under applicable laws, regulations or administrative decisions to put a pharmaceutical product on the market in such country for use in the treatment of any Indication.

     (r) "MGI Patents" shall mean all patents that are owned or controlled by MGI which MGI has a right to license to Dainippon or its permitted sublicensees under the University of California License Agreement and which are issued by any country that is at that time included within the definition of the Territory.

     (s) "Net Sales" shall mean the total of the gross invoice prices of Products sold or transferred by Dainippon, its Affiliates, and its permitted sublicensees less rebates and allowances given by Dainippon, its Affiliates or permitted sublicensees and the sum of the following actual and customary deductions included on the invoice and actually paid: cash, trade, or quantity discounts; sales, use, tariff or other excise taxes imposed upon particular sales; import/export duties; and transportation charges. Sales among Dainippon, its Affiliates and its permitted sublicensees for ultimate third party use shall be disregarded for the purposes of computing Net Sales.

     (t) "PAB" shall mean the Pharmaceutical Affairs Bureau of the Japanese Ministry of Health and Welfare.

     (u) "Party" shall mean either of the two parties to this Agreement and, to the extent appropriate when required by the context, to any permitted sublicensees of a Party.

     (v) "Patents" shall mean any and all patents under the laws of any country or countries which are owned, acquired or otherwise licensable by either Party or its permitted sublicensees during the term of this Agreement and which are necessary or useful (i) to the manufacture of the Products, (ii) to the development or manufacture of dose forms or means of delivery of the Products, or (iii) to the use of the Products alone or in conjunction with other products.

     (w) "Pivotal Trial" shall mean a human trial of a Product, conducted in accordance with a written protocol, which is designed to develop definitive, statistically analyzable, efficacy and safety data for submission to the FDA in the United States or the PAB in Japan in support of an application for Marketing Authorization for that Product.
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     (x)  "Pricing Approval" shall mean any governmental approval of the price at which it is intended that a particular pharmaceutical product is to be sold which is or shall hereafter be required under the laws, regulations or administrative decisions in effect in Japan, as a condition of the marketing of such product in that country.

     (y) "Product Launch" shall mean the first commercial sale of the Products for resale or use in the Territory.

     (z) "Products" shall mean any pharmaceutical products having as an active ingredient an Illudin Analog, either alone or in combination with other substances, whether or not such products are known or in existence on the Effective Date.

     (aa) "Proprietary Product Information" shall mean (i) all information and data now or hereafter contained in any Drug Master File or Health Registration Dossier to which either Party, or any permitted sublicensee of either Party, shall have the right under applicable law, regulations and administrative decisions to refer, to authorize third parties to refer and to prohibit third parties from referring, for purposes of any application for Marketing Authorization for any Product and (ii) all other information and data now or hereafter in existence which relates to the development, testing, manufacture, marketing or use of any Product which is incorporated in any Supporting Data and/or Adverse Experience Data and which is not in the public domain.

     (bb) "Reimbursement Approval" shall mean a decision to include a particular pharmaceutical product on a positive list of pharmaceutical products covered by the national health insurance system in the Territory where such inclusion is a condition to the reimbursement of patients for the cost of such products as a part of the cost of medical treatment.

     (cc) "Serious and Unexpected" shall mean that at least one of the following serious adverse events is observed: fatal, life-threatening, permanently disabling, requiring hospitalization, congenital anomaly, cancer or overdose in conjunction with an unexpected adverse event defined as follows: an experience not listed in the current labeling, including an event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the event because of greater severity or specificity.

     (dd) "Supply Agreement" shall mean the separately negotiated supply agreement for Bulk Drug Substance entered into by
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          the Parties of even date herewith, and attached hereto as Exhibit B and made a part hereof.

     (ee) "Supporting Data" shall mean all data and information in the possession of either Party or any permitted sublicensee of a Party relating to (i) the pharmacological or toxicological properties of a Product, (ii) pre-clinical or clinical testing and experience in relation to a Product which is not included in any Health Registration Dossier and (iii) to the extent reasonably required for purposes of any application for Marketing Authorization, the chemical composition, manufacturing processes and quality control testing of a Product.

     (ff) "Territory" shall mean Japan only.

     (gg) "Trademark" shall mean any of the trademarks used to market any Product in the Territory, whether or not such trademark is registered or otherwise protected under the laws of Japan.

     (hh) "University of California" shall mean The Regents of the University of California.

     (ii) "University of California License Agreement" shall mean that certain agreement dated August 31, 1993 entered into between the University of California and MGI entitled "Method of Treating Tumors Using Acylfulvene (Illudin) Analogs, U.C. Case No. 88-196-1,-2,-3", a copy of which is attached hereto as Exhibit A and made a part hereof.

     (jj) "Yen" shall mean the legal currency and tender of Japan.

1.2  Other Rules of Interpretation.   Unless the context clearly indicates
otherwise, the following rules shall govern the interpretation of this
Agreement:

     (a) The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms;

     (b)  All references herein to "days" shall mean calendar days;

     (c)  All references to "quarters" shall mean calendar quarters; and

     (d) All references to "Sections" shall mean the corresponding Sections of this Agreement and all references to "Articles" shall mean the corresponding Articles of this Agreement.
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ARTICLE 2.0    WARRANTIES AND REPRESENTATIONS; LIMITATIONS

2.1  MGI Warranties.  MGI represents and warrants to Dainippon that:

     (a)  it has the legal right and power to enter into this Agreement;

     (b) it has taken all necessary corporate action to authorize and perform this Agreement;

     (c) it has not entered into any inconsistent prior obligations that would impair the rights being licensed to Dainippon hereunder;

     (d) it owns or has the right to license or sublicense all the rights granted to Dainippon herein (subject to the limitations of the University of California License Agreement), including, without limitation, all information and data in any applicable Drug Master Files and/or Health Registration Dossiers which MGI may provide to Dainippon under this Agreement; and

     (e) it knows of no third party claims that would challenge or impair the license of the rights granted to Dainippon herein, including, without limitation, any claims based upon patents, copyrights or trade secret laws in the United States.

2.2  Dainippon Warranties.   Dainippon represents and warrants to MGI that:

     (a)  it has the legal right and power to enter into this Agreement;

     (b) it has taken all necessary corporate action to authorize and perform this Agreement;

     (c) it has not entered into any inconsistent prior obligations that would impair the rights being licensed to MGI hereunder;

     (d) it will own or have the right to license or sublicense all the rights granted to MGI pursuant to Sections 3.2 and 3.3 and all the rights granted to MGI pursuant to Sections 4.3, 4.7, 4.8 and 12.7(f); and

     (e) it knows of no third party claims that would challenge or impair the license of such rights granted to MGI herein, including, without limitation, any claims based upon patents, copyrights or trade secret laws in Japan.
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2.3  LIMITATION OF LIABILITY.  EXCEPT AS PROVIDED IN SECTIONS 2.1, 2.2, ARTICLE
9 OR IN THE EVENT OF A MATERIAL BREACH BY EITHER PARTY OF THE LIMITATIONS SET FORTH IN ARTICLE 11.0 BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS, EXPENSE OR DAMAGE ARISING OUT OF OR RESULTING FROM THIS AGREEMENT. IN ANY EVENT, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES. IN THE EVENT OF ANY CLAIM FOR SUCH LOSS OR DAMAGES, THE SOLE AND EXCLUSIVE REMEDY FOR ANY LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO A REFUND OF ANY SUMS PAID AND/OR THE TERMINATION OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT.


ARTICLE 3.0    RIGHTS IN INTELLECTUAL PROPERTY

3.1 License to Dainippon to Sell Products. Subject to the terms and conditions of this Agreement, MGI hereby grants to Dainippon, and Dainippon hereby accepts from MGI, an exclusive right and license to apply for Marketing Authorizations, Pricing Approvals and Reimbursement Approvals for Products in the Territory and to sell Products in the Territory for any Indications. The right and license granted herein shall be further subject to the following terms and conditions:

     (a) In connection with such license to apply for Marketing Authorizations, Pricing Approvals and Reimbursement Approvals for, and to sell, the Products in the Territory, Dainippon shall have access to, and the right to practice under, the MGI Patents, MGI's Know-How and MGI's Proprietary Product Information in order to sell the Products. Dainippon's rights with respect to such MGI Patents shall include without limitation the MGI Patents licensed to MGI pursuant to the University of California License Agreement, subject to the undertakings and commitments of Dainippon as set forth in Article 14.0 of this Agreement.

     (b) In applications for Marketing Authorization for Products in the Territory, Dainippon may refer to documentation incorporating Proprietary Product Information as follows:

          (i) Dainippon may refer to and/or otherwise use any Drug Master File as well as any MGI Health Registration Dossier, provided that MGI has the lawful right to share such information with a third party and is not precluded from doing so under a confidentiality agreement; and

          (ii) Dainippon may refer to any Supporting Data from the MGI Pivotal Trials in the United States for any and all Indications studied.

     (c) Dainippon may use all Proprietary Product Information required to be provided by MGI pursuant to this Article
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          3.0 for the purpose of importing, Finishing and Filling, marketing, promoting and selling Products.

     (d) Dainippon may grant sublicenses of its rights hereunder to non-Affiliates subject to the following conditions but not otherwise:

          (i) Each proposed sublicensee shall be subject to MGI's prior written approval; and Dainippon shall furnish to MGI an accurate summary of the terms of such sublicense, in English;

          (ii) An authorized sublicense shall not grant any rights with respect to the development, final finish and fill activities or marketing of the Products in the Territory which exceed the scope of the rights expressly granted to Dainippon hereunder;

          (iii) Dainippon must have entered into a written sublicense agreement with each such sublicensee in accordance with the obligations of Dainippon under this Agreement, including but not limited to Articles 7.0 and 14.0, which sublicense agreement shall include substantially the same terms as disclosed to MGI pursuant to
                Section 3.1(d)(i) and Dainippon shall furnish a copy of same to MGI, with an English translation thereof, immediately upon execution of such sublicense;

          (iv) No sublicense granted pursuant hereto shall include the right to grant further sublicenses;

          (v) An MGI approval of a sublicense shall not relieve Dainippon of its obligation to use its own Best Efforts to develop, market, sell and promote the Products to the extent of its independent capabilities within the Territory, to purchase from MGI the requirements of Dainippon and its permitted sublicensees for Bulk Drug Substance as provided in the Supply Agreement, or to pay MGI any Milestone Payments or other payments due to MGI that would otherwise be due to MGI from Dainippon under the provisions of this Agreement;

          (vi) Dainippon hereby guarantees all payments required under the provisions of this Agreement by any permitted sublicensee of Dainippon; and

          (vii) To the extent that Dainippon would receive any noncash compensation pursuant to the terms of any proposed sublicense agreement, Dainippon shall disclose to MGI complete details relating to the
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                noncash compensation anticipated under the terms of such
                proposed sublicense.

     (e) Nothing in this Agreement shall confer upon Dainippon the right to sue for patent infringement of any MGI Patents sublicensed to Dainippon under the terms of this Agreement.

3.2 License of Grant-Back to MGI. Dainippon (and any of its permitted sublicensees) hereby grants to MGI, and MGI accepts from Dainippon (and any of its permitted sublicensees), an irrevocable, exclusive, royalty-free right and license outside the Territory to:

     (a) all Proprietary Product Information for any Indication developed by Dainippon or its permitted sublicensees during the term of this Agreement; and

     (b) all Patents and Know-How conceived and reduced to practice by Dainippon or its permitted sublicensees during the term of this Agreement in connection with the development, use or sale of Products.

3.3  Additional Terms relating to Grant-Back License.   The right and license to
MGI in Section 3.2 above is granted subject to the following terms and conditions:

     (a) Such right and license shall include the right to refer, in any application for Marketing Authorization for the Products in respect of any country outside the Territory, to any and all Health Registration Dossiers which Dainippon may establish with any Competent Authority in the Territory;

     (b) Such right and license shall also include the right to sublicense MGI's permitted sublicensees outside the Territory; and

     (c) MGI shall use its Best Efforts to secure from any of its permitted sublicensees the reciprocal royalty-free grant-back license for any of such permitted sublicensees' Proprietary Product Information for the benefit of Dainippon under this Agreement, as is afforded by Dainippon under this Section 3.3 to MGI and its permitted sublicensees. MGI further agrees that it shall not sublicense any rights granted to it under this Section 3.3 to any permitted sublicensee who does not agree to grant such a reciprocal royalty-free grant-back license.

3.4 MGI Health Registration Dossiers. MGI shall provide to Dainippon, if it has not already done so during the term of the Option Agreement, a copy in English of any documentation prepared for MGI's use in developing any Indication, within thirty (30) days after the Effective Date. MGI shall thereafter continue to provide
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Dainippon with copies in English of any new documentation which is developed after the Effective Date, within thirty (30) days after the date on which such documentation is finalized (in the form of a final study report, publication or similar document) or after MGI submits such documentation to the FDA or other Competent Authority, subject to the provisions of Section 3.6(b). In addition, if any information contained in a Drug Master File is required to be furnished by Dainippon to any Competent Authority in the Territory, MGI shall also provide such information to Dainippon or, at MGI's option, shall provide such information directly to such Competent Authority with the appropriate right to reference.

3.5 Dainippon Study Reports, Publications, Health Registration Dossiers and Other Materials.

     (a) Dainippon shall provide MGI with a summary of the results of the preclinical and clinical studies conducted in connection with development of Products hereunder, in English, within one hundred twenty (120) days of the completion of each such study. In addition, upon MGI's request, Dainippon shall use its Best Efforts to provide MGI, within one (1) year of such request, with a complete copy in English of the study reports or publications from such studies which MGI considers necessary in good faith and based on its reasonable business judgment for regulatory or other business purposes.

     (b) Dainippon shall provide MGI with a complete copy of any Health Registration Dossier prepared by Dainippon for any Indication, or any amendment or supplement thereto, immediately upon filing of the Health Registration Dossier with the PAB or other Competent Authority in the Territory, in the language the Health Registration Dossier is written in for filing.

     (c) Within one hundred twenty (120) days after such submission of a Health Registration Dossier under Section 3.5(b) (except if an earlier time frame is provided in Section 3.6(b)), Dainippon shall provide MGI with a copy in English of (i) the overall summary of such Health Registration Dossier, (ii) the summary of each section of the Health Registration Dossier and (iii) a list of sections which are contained within the Health Registration Dossier, or amendment or supplement thereto.

     (d) Upon MGI's request, Dainippon shall translate into English such parts of the Health Registration Dossier, or amendment or supplement thereto, which MGI considers necessary in good faith and based on its reasonable business judgment for regulatory or other business purposes. Dainippon shall use its Best Efforts to provide MGI with a copy of such English translation as soon as practicable, but in no case, later than one (1) year after MGI's request. If MGI determines at any time
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          that a particular section of such Health Registration Dossier, or amendment or supplement thereto, is needed on an accelerated basis, the Parties shall work together to revise the translation schedule to accommodate MGI's needs as the Parties shall mutually agree.

3.6 Other Information and Data. In accordance with the following provisions, each Party shall provide to the other Party complete and accurate copies of all documentation containing Supporting Data and Adverse Experience Data relating to any Product which is prepared or acquired by such Party or any of its respective permitted sublicensees during the term of this Agreement:

     (a) Copies of Supporting Data in English shall be forwarded by express mail or other equivalent courier service as soon as practicable after it has been prepared or acquired, but, in any case, Dainippon shall provide a summary in English thereof no later than one hundred twenty
          (120) days after such preparation or acquisition and the provisions for translation set forth in Section 3.5 shall apply to information provided herein; and

     (b) Copies of Adverse Experience Data in English shall be forwarded by facsimile with a duplicate by express mail or other equivalent courier service as quickly as may be necessary to permit the recipient to comply with any applicable legal requirements and in no event later than the earlier of (i) in the case of Serious and Unexpected Adverse Experience Data, fourteen (14) working days after such Adverse Experience Data has been prepared or acquired or (ii) in the case of Adverse Experience Data that is not Serious and Unexpected, the date on which such Adverse Experience Data is provided to any Competent Authority anywhere in the world, or within such other time frame as may be mutually agreed to by the Parties in writing. The Parties shall consult and agree on the form of such reporting of Adverse Experience Data by each Party to the other.

3.7  Lead Illudin Analog and Future Illudin Analogs.

     (a) The Parties acknowledge and agree that the Lead Illudin Analog that Dainippon and MGI will develop hereunder is the 6-hydroxymethylilludofulvene ("6-HMAF") included in the definition of
          the Illudin Analogs.   During the term of this Agreement, if the
          Parties should jointly decide to stop development of 6-HMAF, the Parties shall negotiate in good faith how to jointly develop an alternative Lead Illudin Analog on terms consistent with the payment terms set forth in this Agreement.

     (b) MGI will proceed in good faith, subject to its reasonable business judgment, to evaluate the pharmacology of
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          alternative Illudin Analog candidates which it obtains from the
          University of California, or from any other source. MGI will communicate in a timely manner the results of these evaluations. Notwithstanding the rights granted under Section 3.1, prior to any development by Dainippon of any additional Illudin Analog for the Territory (beyond the Lead Illudin Analog), the Parties shall discuss and negotiate in good faith the terms of such development and marketing. Should Dainippon decline to participate in the development and marketing of any additional Illudin Analog for the Territory, or fail to reach agreement with MGI regarding mutually agreeable terms for the development and marketing of such additional Illudin Analogs, after six (6) months of negotiations, then Dainippon will assist MGI in locating and securing a third party to develop and market such additional Illudin Analogs in the Territory, either as an independent licensee of MGI or as an additional partner with Dainippon and MGI.

ARTICLE 4.0    TRADEMARKS

4.1 MGI Marks. Dainippon will use every effort to use whatever Trademark or Trademarks that MGI uses in the United States for marketing of the Products in the Territory. If the Trademark or Trademarks selected by MGI is not available or suitable for use in the Territory, the Parties shall promptly meet and confer to select jointly one or more suitable Trademarks to be used by Dainippon under this Agreement for purposes of marketing any Products in the Territory. Such additional Trademarks may be either (a) new Trademarks to be registered in the Territory or (b) existing Trademarks previously registered in the Territory by Dainippon. As used herein the term "MGI Trademarks" shall mean the Trademarks that MGI uses in the United States and the Trademarks that the Parties jointly select to be registered in the Territory; and the term "Dainippon Trademarks" shall mean the Trademarks previously registered in the Territory by Dainippon that the Parties jointly select for marketing Products in the Territory.

4.2 Trademark Ownership and Registration. MGI shall be the sole and exclusive owner of any such MGI Trademarks and shall control any such registration in the Territory. In addition:

     (a) MGI and Dainippon shall jointly and equally bear all costs and expenses, including reasonable attorney's fees, in registering or otherwise protecting such MGI Trademarks in the Territory;

     (b) MGI may request Dainippon's reasonable assistance, at the expense of MGI and Dainippon, in making any registration of an MGI Trademark in the Territory;

     (c) In the event a conflicting mark is discovered in the Territory, the Parties shall consult with each other in regard to an appropriate resolution. MGI and Dainippon shall jointly and equally bear all costs and expenses incurred in resolving such conflict, including reasonable attorney's fees; and

     (d) MGI shall notify Dainippon at least thirty (30) days prior to abandoning a trademark application for an MGI Trademark to allow Dainippon to pursue such registration if it so chooses, subject to such special arrangements as the Parties may agree.

4.3  Trademark License Grant.   MGI hereby grants to Dainippon, and Dainippon
hereby accepts from MGI, an exclusive, royalty-free right and license, during the term of this Agreement, to reproduce and use any MGI Trademark in connection with the marketing, promotion, advertising and sale or other distribution of the Products within the Territory and for no other purpose. Dainippon may sublicense such right and license to use any MGI Trademark to any permitted sublicensee if such sublicensee agrees in writing to be bound by the terms and conditions of this Article 4.0. Immediately upon termination of this Agreement, Dainippon shall cease and desist from use of any MGI Trademark in any manner, other than to liquidate its then-existing inventory of Products within ninety
(90) days of such termination. Dainippon hereby grants to MGI, in the event of such termination, full power of attorney, with the right of substitution, to cancel, revoke or withdraw any governmental registration or authorization permitting Dainippon to use any MGI Trademark in the Territory, and Dainippon shall provide such further documentation and assistance as MGI may reasonably request in connection therewith.

4.4 Quality Standards. Any MGI Trademark shall be used only on or in connection with the sale of Products manufactured and sold in accordance with this Agreement. Any Product sold under an MGI Trademark by Dainippon or a permitted sublicensee shall be subject to the following restrictions:

     (a) To the extent consistent with Section 4.9(a), MGI may establish reasonable standards, after consultation with Dainippon and consistent with the rules and regulations of the PAB, for the marking and packaging of Products and use of an MGI Trademark, which standards shall be provided to Dainippon in writing as soon as feasible and in any event prior to the filing by Dainippon of the first application for Marketing Authorization of such Product in the Territory. MGI may also make reasonable changes, consistent with the rules and regulations of the PAB, to such standards, provided that MGI shall give at least sixty (60) days notice to Dainippon prior to the implementation of such changes. MGI and Dainippon will mutually discuss any proposed changes in MGI's quality standards under this
          Section 4.4(a), and MGI will agree to such reasonable modifications to such proposed changes, as Dainippon may suggest as being necessary in connection with the marketing of a Product in the Territory;

     (b) Upon request by MGI, Dainippon shall provide MGI with samples of any brochures, professional literature, packaging and consumer instructions which are created or intended for use by Dainippon or any of its Affiliates or its permitted sublicensees in the advertising, promotion, marketing or sale of a Product bearing an MGI Trademark to verify compliance with MGI's trademark standards. Upon request by MGI, Dainippon shall provide translations of representative samples of such literature or materials on such schedule as the Partners shall mutually agree. Dainippon shall also, prior to submitting product labelling to the PAB, supply MGI with a translation in English of drafts of such product labelling as well as packaging and consumer instructions for the Products, for MGI's approval, which approval shall not be unreasonably withheld, provided, however, Dainippon shall be solely and exclusively responsible for any errors or omissions in such non-English materials, notwithstanding any such review by MGI. Dainippon shall also permit MGI, upon reasonable notice and at times reasonably acceptable to Dainippon, to examine any stocks of Products held by Dainippon or any permitted sublicensees to verify compliance with MGI's trademark standards;

     (c) If MGI notifies Dainippon in writing of any non-conformity with MGI's standards in the use of an MGI Trademark, Dainippon shall promptly take all reasonable steps or measures, at Dainippon's sole cost and expense, necessary to ensure that such use complies with MGI's standards; and

     (d) Neither Dainippon nor its permitted sublicensees may use an MGI Trademark in combination with any other trademark or trade name.

4.5 Reservation of Rights. Dainippon acknowledges MGI's proprietary rights in and to any MGI Trademark, subject to the license and right granted in Section
4.3. Dainippon shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any MGI Trademark and shall not use any MGI Trademark as part of its corporate or trade name or permit any third party (including an Affiliate or a permitted sublicensee) to do so.

4.6 Infringements. Dainippon shall promptly notify MGI of any use in the Territory by any third party of any MGI Trademark or of any similar mark which may constitute an infringement or passing off of an MGI Trademark. Dainippon shall have the exclusive right, at its option, to institute proceedings against third-party infringers in respect of infringements occurring in the Territory. If Dainippon elects not to institute such proceedings within a period of thirty

(30) days after notification of the alleged infringement, MGI shall have the option to do so, and Dainippon shall thereafter refrain from doing so. MGI shall have the exclusive right in its sole discretion to institute proceedings against third-party infringers in respect of infringements occurring outside the Territory. Each Party shall cooperate fully with the other Party in connection with any such proceedings against third-party infringers of the MGI Trademarks in the Territory provided that all expenses of such proceedings shall be borne by the Party instituting same and all damages which may be awarded or agreed upon in settlement of such action shall accrue to such Party.

4.7 Dainippon Trademarks. Dainippon shall bear all costs and expenses of registering and protecting the Dainippon Trademarks in the Territory. MGI acknowledges Dainippon's proprietary rights in and to any Dainippon Trademark, subject to the license set forth in this Section 4.7. MGI shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any Dainippon Trademark and shall not use any Dainippon Trademark as part of its corporate or trade name or permit any third party (including an Affiliate) to do so. Effective upon the termination of this Agreement, Dainippon hereby grants to MGI, and MGI hereby accepts from Dainippon, an exclusive right and license, with right of sublicense, to reproduce and use any Dainippon Trademark in connection with the marketing, promotion, advertising and sale or other distribution of the Products within the Territory and for no other purpose. The Parties shall negotiate in good faith a nominal payment for the use of such Dainippon Trademarks.

4.8 Additional Trademarks. In addition to the MGI or Dainippon Trademarks used to market the Products in the Territory, the Parties acknowledge and agree that the permitted sublicensees of Dainippon may market the Products in the Territory under additional Trademarks which may be selected by Dainippon and such permitted sublicensees. Dainippon or such permitted sublicensees shall bear all costs and expenses of registering and protecting such additional Trademarks in the Territory. MGI shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any such additional Trademark and shall not use any such additional Trademark as part of its corporate or trade name or permit any third party (including an Affiliate) to do so. Any permitted sublicense shall provide for the grant to MGI, effective upon termination of this Agreement, an exclusive right and license, with the right of sublicense, to reproduce and use any such additional Trademark in connection with the marketing, promotion, advertising and sale or other distribution of the Products within the Territory and for no other purpose. The Parties shall negotiate in good faith a nominal payment for the use of such additional Trademarks.

4.9 Additional Product Marking Requirements. Any Product sold by Dainippon or a permitted sublicensee shall be subject to the following restriction:

     (a) The marking or packaging of any Product shall comply with all applicable laws, regulations and governmental requirements of the jurisdictions in which such Product is manufactured and sold; and

     (b) Whenever legally permissible in the Territory, all packages in which a Product is to be sold to consumers shall bear a prominent legend in a form approved by MGI, stating that such Product is "Sold by [Dainippon or permitted sublicensee] under license from MGI PHARMA, INC., Minneapolis, Minnesota, USA" (if such acknowledgment is not legally permissible, Dainippon shall inform MGI and provide information relating to the pertinent law).

ARTICLE 5.0    PRODUCT REGULATORY APPROVALS

5.1 Regulatory Approvals. Dainippon shall submit all applications and Supporting Data and information to obtain Marketing Authorizations, Pricing Approvals and Reimbursement Approvals required for the marketing, promotion and sale of any Product in the Territory and shall use its Best Efforts, in consultation with MGI, promptly to obtain such Marketing Authorizations, Pricing Approvals and Reimbursement Approvals as are necessary and sufficient to optimize Net Sales. Such responsibility shall include the conduct and documentation of such testing and preclinical and clinical trials as are required in connection with the submission of applications for Marketing Authorization within the Territory.

5.2 Dainippon's Regulatory Responsibilities. In Dainippon's performance of its duties under Section 5.1 above, the following terms and conditions shall apply:

     (a) Dainippon shall use its Best Efforts to ensure that the first Health Registration Dossier for a Product is submitted to the PAB in Japan not later than March 31, 2002. Notwithstanding Dainippon's Best Efforts, if the submission of such Health Registration Dossier in Japan is delayed beyond such date, the Parties shall consult with one another on modification of such date and, if the Parties deem appropriate, shall jointly discuss with the University of California an extension of such deadline. In the event that the submission of such Health Registration Dossier in Japan is delayed more than twelve
          (12) months beyond such date or such extended date, the Parties shall confer and discuss in good faith the causes and potential solutions for such failure.

     (b) Dainippon shall use its Best Efforts to obtain Marketing Authorization for the first Product in Japan at the earliest date possible, based upon the following development schedule:

          Completion of Preclinical trials      December 31, 1997
          Completion of Phase I trials          March 31, 1999
          Completion of Early Phase II trials   August 31, 2000
          Completion of Late Phase II trials    November 30, 2001
          Filing of Health Registration Dossier March 31, 2002

          Dainippon shall prepare and submit to MGI, on a semi-annual basis commencing six (6) months after the Effective Date of this Agreement, progress reports containing all of the information with respect to Dainippon's efforts in the Territory that MGI will require to prepare the progress reports required under Section 7.2 of the University of California License Agreement along with a statement of Dainippon's belief, at the date of such report, of the achieveability of the deadlines set forth in Section 5.2(b) of this Agreement.

     (c) Dainippon shall use its Best Efforts to achieve the Product Launch of a Product in Japan within six (6) months after Dainippon's receipt of Marketing Authorization and any required Pricing Approval and/or Reimbursement Authorization. Notwithstanding Dainippon's Best Efforts, if Dainippon fails to achieve the Product Launch by that date, the Parties shall confer and discuss in good faith the causes and potential solutions for such failure and, notwithstanding the foregoing, MGI may elect to terminate this Agreement pursuant to
          Section 12.4(b).

     (d) If Product Launch of the first Product in Japan does not occur before October 1, 2005, Dainippon may elect to make the following quarterly payments by wire transfer to MGI in order to maintain the rights granted under this Agreement. Such payments shall commence on October 1, 2005 (or such extended date as set forth below) and continue until Product Launch of the first Product occurs in Japan. For purposes of this Section 5.2(d) only, Calendar Quarter 1 shall mean the calendar quarter commencing on October 1, 2005 (or such extended date as set forth below), and each such successive calendar quarter thereafter shall be numbered consecutively thereafter.

          Calendar Quarter               Amount of Payment Per
                                            Calendar Quarter
            1 through 4                         $100,000
            5 through 8                         $200,000
            9 through 12                        $300,000
         13 and thereafter                      $350,000

          The October 1, 2005 date for Product Launch set forth in this Section 5.2(d) may be extended as follows: (i) in the event that the deadline for the submission of a

          Health Registration Dossier, as set forth in Section 5.2(b), is extended with the consent of the University of California pursuant to the provisions of Section 5.2(a), then the October 1, 2005 date set forth in this Section 5.2(d) shall be extended one (1) additional month for each additional month in excess of the twelve (12) month period that is set forth in Section 5.2(a) or (ii) in the event that the Product Launch is delayed for any unforeseeable reason (except any cause for which Dainippon is responsible) existing and/or occurring after the filing of the Health Registration Dossier, the Parties shall negotiate in good faith appropriate extensions to the deadline set forth above for the Product Launch.

          If Dainippon elects not to make any such quarterly payments, MGI shall have the right to terminate this Agreement pursuant to Section 12.4(b).

     (e) Dainippon shall bear all its own costs and expenses to register, market and promote Products in the Territory in accordance with the provisions herein.

     (f) If Dainippon's development of the Products is delayed for any reason except any cause for which Dainippon is responsible, the Parties shall negotiate in good faith appropriate extensions to the development schedule, and the Parties shall jointly negotiate with the University of California for appropriate revisions to the University of California License Agreement.

5.3 Mutual Assistance. Each Party shall use its Best Efforts to provide such assistance as the other Party shall reasonably request for purposes of obtaining Marketing Authorizations, Pricing Approvals and Reimbursement Approvals for the Products, in accordance with the following provisions:

     (a) Each Party shall use its Best Efforts to make its personnel available, either in person or by telephone, for reasonable periods of time and subject to the availability of such personnel, to advise the other Party in connection with its applications for Marketing Authorization for the Products. Where such assistance will require travel of the Party requested to provide such assistance, the requesting Party shall notify the other Party of such need at least thirty (30) days in advance of the day on which it desires the assistance of such personnel, unless unusual or emergency circumstances arise that make such notice unfeasible, and will reimburse the other Party for out-of-pocket travel-related expenses incurred in accord with the other Party's travel policy; and

     (b) Each Party shall collaborate with and assist the other Party in (i) interpretation of any Health Registration Dossier or other Supporting Data provided by either Party to the other, (ii) review of regulatory documentation and submissions prepared by the other Party and (iii) obtaining of cooperation from third parties as needed in connection with the foregoing.

5.4 Co-Development. Subject to Section 3.1(d), Dainippon shall have the right to engage third parties to develop the Products jointly with Dainippon in the Territory. The Parties acknowledge that any permitted sublicensee that is developing the Products jointly with Dainippon shall be entitled to file separate applications to obtain Marketing Authorizations, Pricing Approvals and Reimbursement Approvals required for the marketing, promotion and sale of any Product in the Territory and that the Parties' obligations to provide mutual assistance and access to regulatory filings shall extend to such permitted sublicensees. Any permitted sublicense shall provide for the assignment to MGI (or its designee), effective upon termination of this Agreement, of title and possession of any and all Health Registration Dossiers, Marketing Authorizations, Pricing Approvals and Reimbursement Approvals and any related regulatory filings or Supporting Data.

5.5 Inspections. Dainippon and its permitted sublicensees shall cooperate with any inspection by MGI of Dainippon's (and its permitted sublicensees') development, packaging, distribution or storage facilities for the Products in the Territory and, at the request of MGI and at no cost to MGI, shall furnish (and shall cause Dainippon's permitted sublicensees to furnish) adequate and representative samples of such Products from time to time to enable MGI to test and verify that the Products are being sold in accordance with MGI's quality standards (consistent with the requirements of the PAB) for such products. In addition, Dainippon and its permitted sublicensees shall furnish copies of any internal quality assurance or other related documentation, including, without limitation, any documentation related to Good Manufacturing Practices or Good Clinical Practices (related to the conduct of any clinical trials carried out in connection with the development of a Product for Japan) that are reasonably requested by MGI for such purposes. MGI shall cooperate with any inspection by Dainippon of MGI's or its contracted manufacturing facilities for the Bulk Drug Substance.

ARTICLE 6.0    MANUFACTURE AND SUPPLY

6.1 Purchase and Supply of Bulk Drug Substance. Dainippon covenants and agrees to purchase, and MGI covenants and agrees to supply, Dainippon's (and its permitted sublicensees') commercial requirements of Bulk Drug Substance pursuant to the Supply Agreement. If MGI materially fails to supply Dainippon with such requirements for Bulk Drug Substance as provided under the Supply Agreement, the Parties shall confer and discuss in good faith the causes and potential solutions for such failure to supply, including the grant to Dainippon of a right to manufacture Bulk Drug Substance for the Territory, on such terms and conditions as the Parties may then mutually agree.

6.2 Fill and Finish of Products. Dainippon shall perform, at its own expense, fill and finish on Bulk Drug Substance (including without limitation sterilization and addition of excipients) provided by MGI to Dainippon pursuant to the Supply Agreement, to produce the final form of the Products for sale in the Territory ("Fill and Finish"). Dainippon shall have the right to engage third parties to perform such Fill and Finish, subject to Section 3.1(d).

6.3 Preclinical and Clinical Supplies of Bulk Drug Substance. MGI shall use its Best Efforts to supply all requirements of Dainippon and any permitted sublicensee for the Bulk Drug Substance required for preclinical and clinical supplies necessary to obtain Marketing Authorizations, Pricing Approvals and Reimbursement Approvals for the Product in a timely manner and at a price and on the conditions agreed upon by separate agreement of the Parties. In the event that any delay or failure by MGI to supply the Bulk Drug Substance for the purposes outlined in this Section occurs after timely notification and ordering of material by Dainippon as separately agreed by the Parties, and such delay and/or failure to supply Bulk Drug Substance delays Dainippon's preparation of a Health Registration Dossier for submission to the PAB, then the deadlines set forth in Sections 5.2(a) and (d) shall be extended to the extent of the resulting delay in Dainippon's preparation of the Health Registration Dossier for submission to the PAB.

ARTICLE 7.0    PROMOTION AND MARKETING

7.1 General Best Efforts Obligation. Dainippon shall commit adequate funding and use its Best Efforts, comparable to those that it devotes to other products with similar potential, to fund and support Product Launch and ongoing promotion, marketing and sale of Products. Upon receipt of Marketing Authorization for a Product in the Territory and thereafter, representatives of Dainippon and MGI shall meet from time to time, at least on an annual basis, at such place as the Parties shall mutually agree, to discuss Dainippon's and MGI's respective promotional and marketing efforts relating to the Products in the Territory and in the United States.

7.2 Co-Promotion and Co-Marketing. Subject to Section 3.1(d), Dainippon shall have the right to engage third parties to assist in its promotion and marketing of the Products in the Territory. Such third party arrangements may include co-promotion or co-marketing of the Products.

7.3 Compliance with Law. Dainippon shall market, promote and sell the Products in compliance with the conditions and requirements of all applicable Marketing Authorizations, Pricing Approvals and Reimbursement Approvals and with all other applicable legal and regulatory requirements in the Territory.

7.4 Trade Shows, Product Fairs, Etc. Dainippon shall attend any medical or pharmaceutical conventions, trade shows, product fairs or other comparable events in the Territory, to the extent that Dainippon judges them to be suitable and rewarding for purposes of promoting Products and where it would be normal and customary to display and promote ethical pharmaceuticals of the type and nature of a Product, and shall feature the Products at such events in such manner as it devotes to other Dainippon products with similar potential.

7.5 Advertising. In compliance with applicable laws or regulations, Dainippon shall advertise the Products in such medical or pharmaceutical journals and similar publications where it would be normal and customary to display and promote ethical pharmaceuticals of the type and nature of a Product, and shall feature the Products in such publications in such manner as it devotes to other Dainippon products with similar potential.

ARTICLE 8.0    MILESTONE PAYMENTS AND LOAN

8.1 Initial Milestone Payment. Dainippon shall pay to MGI Two Million Three Hundred Twenty-Five Thousand Dollars ($2,325,000), without reduction or credit, as an initial milestone payment ("Initial Milestone Payment") for Dainippon's exclusive right and license to sell Products in the Territory. The Initial Milestone Payment shall be made to MGI by wire transfer (according to instructions provided to Dainippon by MGI) immediately upon the Effective Date.

8.2 Continuing Milestone Payments. Dainippon shall pay to MGI continuing milestone payments ("Continuing Milestone Payments") for Dainippon's exclusive right and license to sell Products in the Territory. The Continuing Milestone Payments shall be payable commencing with the calendar quarter in which the Effective Date occurs and continuing until the earlier of the payment of the Approval Milestone Payment pursuant to Section 8.3 or through a period ending nineteen (19) calendar quarters after the Effective Date. The Continuing Milestone Payment for the initial calendar quarter (hereinafter referred to as Calendar Quarter 1 or the first Calendar Quarter) shall be payable by wire transfer to MGI within ten (10) days of the Effective Date and the remaining Continuing Milestone Payments shall be payable by wire transfer to MGI on the first day of each ensuing calendar quarter. The amount of the Continuing Milestone Payment for each of the nineteen (19) calendar quarters shall be as follows:

               CALENDAR QUARTER        AMOUNT OF PAYMENT PER
                                          CALENDAR QUARTER
                1 through 4            $400,000 per quarter
                5 through 8            $450,000 per quarter
                9 through 12           $500,000 per quarter
               13 through 18           $550,000 per quarter
                     19                $100,000

8.3 Approval Milestone Payment. Upon Marketing Authorization by the PAB of the first Product in Japan, Dainippon shall, within 15 days of such Marketing Authorization, pay by wire transfer to MGI an approval milestone payment ("Approval Milestone Payment") in the amount of One Million Dollars ($1,000,000) as a final milestone payment to MGI.

8.4  Loan Amount and Repayment Terms.

    (a) Unless and until Dainippon has received Marketing Authorization by the PAB of the first Product in Japan, Dainippon shall pay to MGI the following amounts which payments shall be considered to be the "Loan Amount" and shall be repaid by MGI as provided hereunder (as used herein calendar quarters shall be measured from the Effective Date):

 CALENDAR QUARTER         AMOUNT OF PAYMENT PER
                             CALENDAR QUARTER

     19                         $  450,000
20 through 26                   $  550,000
                                ----------
Total Loan Amount               $4,300,000

          Notwithstanding such loan schedule, MGI may request, and Dainippon may in its sole discretion agree, that Dainippon accelerate advancement of such Loan Amount on a schedule to be mutually agreed by the Parties.

     (b) The Loan Amount shall not bear interest, but shall be repayable by MGI (according to the terms specified in Section 8.4(c)) on the later of
          (i) the first day of the calendar quarter immediately following the disbursement of the full Loan Amount or (ii) receipt of Marketing Approval for the first Indication in Japan. MGI shall repay such Loan Amount, at Dainippon's sole option, in cash (the "Cash Option") or in shares of MGI Common Stock (the "Stock Option"). Dainippon shall notify MGI in writing of which option it chooses within thirty (30) days of such date.

     (c) If Dainippon elects the Cash Option, Dainippon may elect to receive the Cash Option in (i) cash, payable in full six (6) months following the date of notice of election of its option ("Notice Date"), or (ii) all or any portion of the Loan Amount as a credit against orders by Dainippon for Bulk Drug Substance under the Supply Agreement, with the remainder payable in cash. If Dainippon elects to receive the repayment of the Loan Amount in MGI Common Stock, MGI shall issue to Dainippon within sixty (60) days after the Notice Date such number of shares of Common Stock of MGI (the "Shares") whose aggregate fair market value, as determined by the closing sale price of MGI's Common Stock on the Nasdaq National Market (or such other exchange as MGI's Common Stock may then be traded on) on the Notice Date, equals the Loan Amount. Such Shares shall be issued pursuant to Regulation S of the Securities Act of 1933, as amended, or such equivalent regulation then in effect.

     (d) Upon termination of this Agreement for any reason, any portion of the Loan Amount which has not been repaid to Dainippon, in cash, stock or as a credit against purchases of Bulk Drug Substance, shall be repaid
          in cash by MGI to Dainippon.   Such repayment of the remaining Loan
          Amount shall be due and payable by MGI to Dainippon no later than (i) six (6) months following receipt of notice of termination by the non-terminating Party or (ii) the actual date of termination of the Agreement, whichever is later.

8.5 Sublicensee Revenues. Subject to the provisions of Section 3.1(d)(vii), Dainippon shall pay to MGI one-third (1/3) of all revenues received by Dainippon from any permitted sublicensee of any of Dainippon rights hereunder, other than royalties on such sublicensee's sales of Products, including, without limitation, any milestone payments, funded research and development fees, licensee fees paid by such sublicensee to Dainippon ("Sublicensee Revenues"). Sublicensee Revenues shall be payable by wire transfer to MGI within thirty (30) days after the end of the calendar quarter in which such Sublicensee Revenues are accrued or realized. Dainippon agrees to provide to MGI, simultaneously with any such payment, a report which shows the basis for such payment, including a good faith estimate of any savings realized by Dainippon by means of such sublicense and the means for determining such estimate.

8.6 Reports. Dainippon shall provide to MGI, on a quarterly basis on or before the forty-fifth (45th) day after the end of each calendar quarter during the term of this Agreement, a report which shows the Net Sales of Products by Dainippon and its permitted sublicensees for such quarter in Japanese Yen, by Product. MGI understands that with respect to the second and fourth calendar quarters for each calendar year, Net Sales shall be reported on the most realistic provisional basis available to Dainippon at the time such report is made, and any necessary adjustment between the provisional and actual amounts later arrived at, will be reported by Dainippon to MGI at such time as the actual amounts are determined. Such information shall be provided in a manner and in such detail as may be sufficient for MGI to calculate its royalty obligation for such calendar quarter under the University of California License Agreement. The University of California License Agreement requires MGI to pay royalties based upon sales or transfers at arms-length consideration between unrelated third parties and Dainippon shall report Net Sales on that basis.

8.7 Books and Records. Dainippon shall keep adequate and complete books and records showing all Products sold by Dainippon and its permitted sublicensees for a period of no less than five (5) years following completion of the fiscal year in which the sale of Products occurred. Such books and records shall include all information necessary to verify the total amount and computation of the Net Sales and Sublicensee Revenues hereunder, and shall be open to inspection, audit and copying by MGI or its agents during reasonable business hours and upon reasonable notice to the extent necessary to verify the amount of such Net Sales and Sublicensee Revenues. Such inspection, audit and copying may be conducted at the expense of MGI by an independent Certified Public Accountant or other agent appointed by MGI and reasonably acceptable to Dainippon, provided, however, Dainippon shall reimburse MGI for MGI's reasonable expenses incurred in such inspection and audit if such audit reveals any under reporting of Net Sales or any underpayment of Sublicensee Revenues owed to MGI of more than Ten Thousand Dollars ($10,000) or five percent (5%), whichever is greater, for any quarter covered by such inspection and audit.

8.8 Withholding. If any payment to MGI hereunder (including, without limitation, Sublicensee Revenues or interest paid pursuant to Section 8.10) is subject to any income taxes in the Territory, including, without limitation, Japanese income taxes under the U.S.-Japan Income Tax Treaty:

     (a) MGI shall pay such income taxes and hereby authorizes Dainippon to withhold such taxes from the applicable payments due to MGI under this Agreement and to pay such withheld amounts to the relevant tax authorities within the Territory;

     (b) whenever Dainippon withholds and pays such income taxes from any payments due to MGI under this Agreement, it shall furnish MGI with a certificate of the relevant tax authorities within the Territory, in a form issued by such tax authorities and reasonably acceptable to the U.S. Internal Revenue Service, documenting payment of such taxes; and

          (c) Dainippon shall be responsible for completing the proper documentation to qualify for the reduced royalty withholding rate under Article 14 of the U.S.--Japan Income Tax Treaty.

8.9  Net Payments.   Except as expressly provided in Section 8.8, all payments
by Dainippon to MGI under this Agreement represent the net amounts that MGI is entitled to receive and shall not be subject to any other withholding or deduction for any reason whatsoever.

8.10  Interest.   If any payment owed to MGI under this Agreement is overdue, in whole or in part, interest shall accrue on such overdue amount at the rate of eighteen percent (18%) per annum or the legal rate of interest, whichever is lower.

8.11 Currency Controls. If Dainippon is precluded at any time from making any payments due to MGI under the provisions of this Agreement because Dainippon has failed, notwithstanding its Best Efforts, to obtain any governmental approvals that may be required under the laws and regulations in the Territory for such transfers of funds, then Dainippon shall:

     (a) deposit, or cause its agent to deposit, such sums to an account designated by MGI at a bank or other entity within the Territory;

     (b) provide, or cause its agent to provide, to MGI documentary evidence of such deposits; and

     (c) remit such deposits to MGI immediately upon the subsequent receipt of any required governmental approvals for such transfers.

Subject to any applicable regulatory requirements, Dainippon further agrees, and shall cause any agent of Dainippon to agree, that the form of such depository account shall permit MGI to withdraw the deposited amounts at will, but neither Dainippon nor any agent of Dainippon shall withdraw the deposited amounts otherwise than for the purpose of remitting such amounts to MGI pursuant to the provisions of this Section.

ARTICLE 9.0    INDEMNIFICATION

9.1 Indemnification by Dainippon. Dainippon hereby indemnifies and holds harmless MGI, its Affiliates and its permitted sublicensees (an "MGI Indemnified Party") from and against all liabilities, damages, losses, costs and expenses (including reasonable attorney's fees) arising out of claims, suits or proceedings brought by a third party wherein it is alleged that personal injury or death has resulted from use of any Product developed or marketed by Dainippon in the Territory, including without limitation the following:

     (a) claims, suits or proceedings based upon alleged or actual (i) negligence, gross negligence or willful misconduct of Dainippon, any Dainippon Affiliate or any permitted sublicensee in the conduct of any pre-clinical or clinical testing of any Product in the Territory; (ii) negligence, gross negligence or willful misconduct of or attributable to Dainippon, any Dainippon Affiliate or any permitted sublicensee in the Fill and Finishing, promotion, marketing, packaging, labeling or sale of any Product; or (iii) failure of Dainippon, any Dainippon Affiliate or any permitted sublicensee to comply with any applicable laws, regulations and/or administrative decisions relating to the Products.

     (b) Whenever an MGI Indemnified Party becomes aware of a claim, suit or proceeding as to which it believes it is entitled to indemnification under this Article 9.0, such MGI Indemnified Party shall give notice in writing to Dainippon, shall permit Dainippon to assume exclusive control of the defense or settlement of the matter, and shall provide, at the expense of Dainippon, all authority, information and assistance which Dainippon may reasonably request for purposes of such defense. If a single law firm engaged by Dainippon would be subject to any material conflict of interest in representing one or more of such Parties, Dainippon shall not be required to waive such conflict and may, instead, request separate representation by an independent law firm of the MGI Indemnified Party at the expense of Dainippon. An MGI Indemnified Party may engage its own counsel, at its own expense, to monitor the defense of any such matter.

9.2 Indemnification by MGI. MGI hereby indemnifies and holds harmless Dainippon, its Affiliates and its permitted sublicensees (a "Dainippon Indemnified Party") from and against all liabilities, damages, losses, costs and expenses (including reasonable attorney's fees) arising out of claims, suits or proceedings brought by a third party wherein it is alleged that personal injury or death has resulted from any failure to the Bulk Drug Substance to meet the specifications therefor, including any such failure caused by the following:

     (a) alleged or actual (i) negligence, gross negligence or willful misconduct of or attributable to MGI or any MGI Affiliate in the manufacture of any Bulk Drug Substance; or (ii) failure of MGI or any MGI Affiliate to comply with any applicable laws, regulations and/or administrative decisions relating to the Products.

     (b) Whenever a Dainippon Indemnified Party becomes aware of a claim, suit or proceeding as to which it believes it is entitled to indemnification under this Article 9.0, it shall give notice in writing to MGI, shall permit MGI to assume exclusive control of the defense or settlement of the matter, and shall provide, at the expense of MGI, all authority, information and assistance which MGI may reasonably request for purposes of such defense. If a single law firm engaged by MGI would be subject to any material conflict of interest in representing one or more of such Parties, MGI shall not be required to waive such representation by an independent law firm of the Dainippon Indemnified Party at the expense of MGI. A Dainippon Indemnified Party may engage its own counsel, at its own expense, to monitor the defense of any such matter.

9.3  Further Indemnification.   Notwithstanding any other provision hereof, each
Party (an "Indemnifying Party") hereby indemnifies and holds harmless the other Party from and against any loss, liability, damage or expense (including reasonable attorney's fees) which the other Party may suffer or sustain as a direct and proximate result of:

     (a) any gross negligence or willful misconduct on the part of employees or agents of the Indemnifying Party, its Affiliates or any permitted sublicensee,

     (b) any breach of any covenant or agreement of the Indemnifying Party contained in this Agreement, or

     (c) any misrepresentation by the Indemnifying Party in or in connection with this Agreement.

9.4  Subrogation.  If a Party has indemnified the other Party under Section 9.1,
9.2 or 9.3, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any third party, and such Indemnified Party hereby assigns to the Indemnifying Party all claims, causes of action and other rights which the Indemnified Party may then have against any third party, including any permitted sublicensees. Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that an Indemnifying Party fails to perform its indemnification obligations under Section 9.1 or Section 9.2 above, the Indemnifying Party hereby assigns to the Indemnified Party all claims, cause of action and other rights which the Indemnifying Party may then have against any third party, including any permitted sublicensees with respect to the claim, suit or proceeding.

9.5 Survival. The obligations of indemnification, cooperation and subrogation under this Article 9.0 shall survive the termination of this Agreement for any reason.

ARTICLE 10.0   FORCE MAJEURE

10.1 Definition and Notice. "Force Majeure" shall mean any event, not existing as of the Effective Date and not reasonably within the control of the Parties as of such date, which, in whole or in material part, prevents or makes commercially unreasonable one Party's performance of its obligations under this Agreement. Force Majeure shall include, without limitation: fire, storm, earthquake, flood, acts of State or other governmental action, war or civil unrest, strikes, and prolonged shortage of energy or any other supplies. A Party affected by an event of Force Majeure shall promptly provide the other Party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.

10.2  Suspension of Performance.  After an affected Party has given notice under
Section 10.1, that Party shall be relieved of any liability under this Agreement, except for the obligation to pay amounts due and owing, but only to the extent and only for so long as the Force Majeure prevents performance. The other Party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amounts due and owing, to the extent that such suspension is commercially reasonable.

10.3 Negotiation. The Parties shall negotiate in good faith an appropriate course of action if an event of Force Majeure continues for more than three (3) months.

ARTICLE 11.0   CONFIDENTIALITY

11.1 Non-Use and Non-Disclosure. Each Party acknowledges and agrees that all the other Party's Confidential Information is confidential and proprietary to the disclosing Party. Each Party shall not use or disclose to any third party the other Party's Confidential Information without the other Party's prior written consent for any purpose other than as permitted or required hereunder. Each Party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, permitted sublicensees, or consultants of the other Party's Confidential Information as it applies to the protection of its own Confidential Information.

11.2 Marking. To be entitled to protection as Confidential Information, all MGI or Dainippon documents containing that Party's Confidential Information shall be appropriately and clearly marked as "Proprietary," "Secret," "Confidential," or other words to similar effect. If a disclosure of Confidential Information is made orally, as in a meeting, the disclosing Party shall indicate the nature of that information at the time of its disclosure and shall confirm such designation in writing within ten (10) days of the date of such disclosure to the receiving Party.

11.3 Exclusions. Information shall not be considered Confidential Information hereunder if it:

     (a) was already in the possession of the receiving Party prior to its receipt from the disclosing Party, as shown by the receiving Party's books and records;

     (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving Party, provided, Proprietary Product Information shall not be deemed to have entered the public domain by reason of its having been filed with any Competent Authority;

     (c) is, or becomes, available to the receiving Party from a source other than the disclosing Party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing Party with respect to it;

     (d) is made available on an unrestricted basis by the disclosing Party to a third party unaffiliated with the disclosing Party; or

     (e) is required to be revealed pursuant to law, provided, however, the receiving Party which is under any such requirement of law shall give reasonable notice (pursuant to the provisions of Section 15.5) to the disclosing Party of such requirement and shall cooperate with the disclosing Party in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.

11.4 Duration; Surviving Obligation. Each Party's obligations of non-use and non-disclosure of the other Party's Confidential Information shall apply during the term of this Agreement and shall also survive for a period of five (5) years after its termination for any reason.

11.5 Prior Agreements. The non-disclosure and non-use provisions of this Agreement hereby supersede the provisions of the Mutual Secrecy Agreement, dated June 29, 1994 by and between the Parties and the provisions of Section 3.4 of the Option Agreement, provided, however, this Article 11.0 shall be deemed retroactive to the effective date of the Mutual Secrecy Agreement.

ARTICLE 12.0   TERM AND TERMINATION

12.1 Term. Unless earlier terminated in accordance with Section 12.4, 12.5 or 12.6, this Agreement shall be in effect for the longer of the term of the MGI Patents in the Territory or ten (10) years from the date of Marketing Authorization for the last Indication to be approved for marketing by the PAB during the term of this Agreement in the Territory (the "Initial Term"). This Agreement shall automatically renew for successive one (1) year periods thereafter ("Renewal Term"), unless either Party notifies the other Party in writing of its intention to terminate this Agreement at least one hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Term.

12.2 Avoidance of Termination. It is the objective of the Parties to avoid or resolve, by mutual cooperation, circumstances that may lead to or permit termination hereunder. The Parties therefore agree that, notwithstanding anything in this Agreement to the contrary, President Tomotake and Dr. Tempero (or their respective successors in the roles of President of Dainippon and Chief Executive Officer of MGI) agree to meet in person within thirty (30) days of receiving any notice of termination or of other dispute to attempt to achieve an amicable resolution of such circumstances; provided, however, that failure of the Parties to meet within such thirty (30) day time frame shall in no way affect the ability of either Party to terminate this Agreement under the terms of this Article 12.0.

12.3 Negotiation with University of California. If the University of California terminates the University of California License

Agreement with respect to the Territory, notwithstanding MGI's Best Efforts to maintain such Agreement in effect, as provided in Section 14.2(c), the Parties shall work jointly to negotiate with the University of California in order to enable Dainippon to continue development and/or marketing of the Products in the Territory.

12.4 Termination for Cause. Either Party may terminate this Agreement and the Supply Agreement at any time by giving notice in writing to the other Party, which shall be effective ninety (90) days after its date, in accordance with the following provisions:

     (a) if the other Party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business; or

     (b) if the other Party is in material breach of this Agreement or the Supply Agreement and has failed to cure such breach within sixty (60) days of the receipt of written notice of breach from the non-breaching Party (for purposes of this Section 12.4(b), "material breach" shall include, but not be limited to failure to achieve Product Launch within the time frames provided for in Section 5.2(c) and failure to make payments owing pursuant to Section 5.2(d)).

12.5 Termination by Mutual Agreement. The Parties may agree in writing to terminate this Agreement for their mutual convenience at any time and for any reason, subject to such terms and conditions as they may adopt.

12.6  Termination by Dainippon.

     (a) Dainippon may terminate this Agreement at any time prior to the receipt of Marketing Authorization for the first Indication in the Territory, for any reason, upon giving MGI six month's prior written notice of termination. Until the effectiveness of such termination, Dainippon shall continue to be subject to the terms and conditions of this Agreement, including without limitation the obligations to use its Best Efforts to develop the Products in the Territory and to pay milestones hereunder.

     (b) Dainippon may terminate this Agreement and the Supply Agreement at any time after the receipt of Marketing Authorization for the first Indication in the Territory, for competitive reasons only, upon giving MGI one year's prior written notice of termination. As used herein, the term "competitive reasons" shall mean that, given the market for the Products and other oncology products in the Territory, the reasonably anticipated profits from marketing of the Products in the Territory will not justify the efforts and expenditures such marketing will entail. Notwithstanding such one year's notice period, until (i) such time as MGI shall have entered into a license agreement with a third party for the Products in the Territory or (ii) the end of such one (1) year period, whichever is earlier, Dainippon shall (A) continue to be subject to the terms and conditions of this Agreement, including without limitation the obligations to use its Best Efforts to promote and market the Products in the Territory and (B) use its Best Efforts to assist MGI in negotiating such third party arrangement.

     (c) If MGI terminates development of the Products in the United States, as provided in Section 14.2(b), Dainippon shall have the right to terminate this Agreement, upon giving MGI sixty (60) days prior written notice.

     (d) Upon receipt by MGI of notice of termination under this Section 12.6, MGI shall have the immediate right to begin discussions with one or more third parties relating to licensing the rights granted to Dainippon hereunder for the Territory upon effectiveness of termination under this Section. MGI shall also have the right to enter into a license or sublicense agreement with a third party for the period following such termination without violating any rights granted to Dainippon under this Agreement.

12.7  Rights and Obligations on Termination.   If this Agreement is terminated
for any reason, the Parties shall have the following rights and obligations:

     (a) Termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then due and payable;

     (b) Each Party's respective obligations of non-use and non-disclosure under Article 11.0 shall survive as provided in Section 11.4;

     (c)  Each Party's respective obligations of indemnification under Article
          9.0 (as provided in Section 9.4) and to settle all disputes, controversies or claims under Article 13.0 (as provided in Section 13.6) shall survive such termination of this Agreement;

     (d) The license granted under Section 3.2 shall survive termination of this Agreement and such license shall extend to the whole world, including the Territory and the licenses granted under Sections 4.7 and 4.8 shall survive termination of this Agreement, provided, however, that the licenses granted under Sections 3.2, 4.7 and 4.8 insofar as they relate to the Territory shall not survive termination in the event that this Agreement is terminated by Dainippon for cause under the provisions of Section 12.4(b);

     (e) Unless this Agreement has been terminated by Dainippon for cause as provided under the provisions of Section 12.4(b) in which case this Section shall not apply, Dainippon (and any permitted sublicensees) shall, within ninety (90) days of the date of the termination of this Agreement, return any documentation and all copies of documentation (in any media) in its possession, custody or control that contain Proprietary Product Information of either Party, MGI's Confidential Information, including, without limitation, any Health Registration Dossiers, the Drug Master File, and the Supporting Data, and shall certify in writing that it has done so after a reasonable examination of all its files where such documentation has been maintained;

     (f) Unless this Agreement has been terminated by Dainippon for cause as provided under the provisions of Section 12.4(b) in which case this Section shall not apply, Dainippon (and any permitted sublicensees) shall transfer title and possession of any and all Health Registration Dossiers, Marketing Authorizations, Pricing Approvals and Reimbursement Approvals and any related regulatory filings or Supporting Data to MGI or MGI's designee immediately upon termination of the Agreement and shall take any and all actions reasonably necessary to enable MGI or its designee to begin marketing of or attempting to gain permission to market Products in the Territory immediately upon termination of this Agreement; and

     (g) Unless this Agreement has been terminated by Dainippon for cause as provided under the provisions of Section 12.4(b) in which case this Section shall not apply, if Dainippon or any permitted sublicensee has any remaining inventory of Products, there will be a sell-off period of ninety (90) days after the effective date of termination in which such residual inventory may be sold. After that date, and at the option of MGI, Dainippon or its permitted sublicensees may sell and MGI may buy any unsold remaining inventory at a price to be negotiated between the Parties.

12.8 No Compensation. The Parties agree that, subject to the above provisions of Section 12.7, and without prejudice to any other remedies at law or in equity that either Party may have in respect of any breach of this Agreement, neither Party shall be entitled to or claim that it is entitled to any compensation or like payment as a result of or arising out of any termination in accordance with this Article 12.0, whether claimed as loss of good will, foregone profits, lost investments, or otherwise.

ARTICLE 13.0   DISPUTE RESOLUTION

13.1 Negotiation. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement or the Supply Agreement which relate to either Party's rights or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement and the Supply Agreement in an expedient manner by mutual cooperation and without resort to litigation. The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. The Parties agree that, except as provided in Section 13.2, neither party will initiate formal dispute resolution under this Agreement unless and until such Party has provided written notice of the potential claim to the other Party and President Tomotake and Dr. Tempero (or their respective successors in the roles of President of Dainippon and Chief Executive Officer of
MGI) shall have met in person to attempt to achieve such an amicable resolution of such situation; provided, however, that in no event shall a Party be required to delay initiation of formal dispute resolution hereunder for more than a period of thirty (30) days following such notice.

13.2 Reservation for Litigation. Notwithstanding Sections 13.1 and 13.3, each Party expressly reserves the right to seek judicial relief from a court of competent jurisdiction if the other Party is or appears to be in violation of such other Party's obligations of non-use and non-disclosure under Article 11.0 above, including, without limitation, any injunction or other preliminary relief. Nothing in this Section 13.2 shall preclude a Party from seeking such interim relief with respect to any disputes or claims arising under this Agreement as may be available under the Rules of Conciliation and Arbitration as provided in Section 13.3.

13.3 Arbitration. Subject to the reservation of the Parties under Section 13.2, all disputes, claims or controversies arising out of or in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, as modified by Section
13.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be San Francisco, California, United States of America. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the Parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the International Chamber of Commerce. At least one (1) arbitrator shall have knowledge of and experience in the ethical pharmaceutical industry, and at least one (1) arbitrator shall have knowledge of and experience in international law and technology licensing.

13.4 Special Rules. Notwithstanding any provision to the contrary in the Rules of Conciliation and Arbitration of the International Chamber of Commerce, the Parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:

     (a) Each Party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses, (iii) written interrogatories, and (iv) document requests;

     (b) Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be presented by the Parties and shall promptly render a written opinion and award;

     (c) The arbitrators may not award or assess punitive damages against either Party; and

     (d) Each Party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing Party.

13.5 Consolidation. The Parties hereby consent to the consolidation of any arbitration arising under this Agreement with any arbitration arising under the Supply Agreement.

13.6 Survival. The duty of the Parties to arbitrate any dispute, controversy or claim under this Article 13.0 shall survive the termination of this Agreement for any reason.


ARTICLE 14.0   ADDITIONAL COVENANTS OF DAINIPPON AND MGI

14.1  Dainippon Covenants.

     (a) As required by the University of California License Agreement, Dainippon hereby covenants, agrees and assumes, with respect to the Territory all of the rights of and obligations due to the University of California that are contained in the University of California License Agreement (as specifically required by Section 3.1 of such Agreement). Specifically, but not in way of limitation, Dainippon covenants:

          (i)  Dainippon shall provide to MGI such reports as are required by
               Section 7.1 of the University of California License Agreement, in a time sufficient to permit MGI to include such reports in its reports due to the University of California under such Section 7.1,

          (ii) Dainippon shall reimburse MGI for fifty percent (50%) of the costs of defending or prosecuting any claims of patent infringement owed by MGI to the University of California under the provisions of Sections 15.4 and 15.5 of the University of California License Agreement, to the extent that such costs are directly attributable to patents prosecuted in Japan or claims of infringement of or by the MGI Patents in Japan,

         (iii) Dainippon shall cooperate fully in any efforts taken under the provisions of Article 17 of the University of California License Agreement to deal with any actual, alleged or threatened infringement of the MGI Patents in Japan,

          (iv) Dainippon shall carry adequate Comprehensive or Commercial Form General Liability Insurance to adequately insure Dainippon in connection with carrying out the terms of this Agreement, as contemplated in Article 18 of the University of California License Agreement, and

          (v) Dainippon represents and warrants that it will not knowingly or intentionally take any actions that would give rise to a right by the University of California to terminate the University of California License Agreement.

     (b) Dainippon covenants and agrees to provide to MGI a copy in English of any proposed labeling or any proposed revision to existing labeling for a Product prior to submission to any Competent Authority, in a time frame sufficient to allow MGI to review and comment on such proposed labeling or revision thereto.


14.2 MGI Covenants.

     (a) During the term of this Agreement, MGI covenants and agrees that, except as provided in Section 3.7, it shall not market, promote or sell Products within the Territory or license, supply or otherwise assist any third party to do so, and

     (b) During the term of this Agreement, MGI shall use its Best Efforts to develop the Products for sale in the United States. Such Best Efforts obligation shall not require MGI to develop any Product which MGI reasonably determines is not safe or efficacious, for its intended Indication. If MGI terminates development of any of the

          Products in the United States, the Parties shall jointly discuss the causes for such termination.

     (c) MGI represents and warrants that it will not terminate the University of California License Agreement with respect to the Territory without Dainippon's prior written approval, and that it will not knowingly or intentionally take any actions that would give rise to a right by the University of California to terminate the University of California License Agreement with respect to the Territory. If an event occurs that does give rise to such right of termination, MGI shall use its Best Efforts to negotiate with the University of California to maintain the University of California License Agreement in effect with respect to the Territory.

ARTICLE 15.0   GENERAL PROVISIONS

15.1 Entire Agreement. This Agreement, together with all Exhibits hereto which are incorporated herein by reference, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all the Parties' previous correspondence, term sheets, understandings, agreements and representations, oral or written, including the Mutual Secrecy Agreement and the Option Agreement. In the event of any conflict between the terms of this Agreement and the Supply Agreement, the terms of this Agreement shall prevail.

15.2 Assignment. Neither Party shall assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party; provided that no such consent for a transfer to an entity shall be required and all rights and obligations arising hereunder shall inure to the benefit of that entity if it is (a) an Affiliate of either Party, (b) the successor in interest of one Party by reason of sale, merger or operation of law, or (c) has acquired all or substantially all of the assets and business of a Party.

15.3 Amendment. This Agreement may not be modified or amended, in whole or in part, except by a written agreement signed by both Parties.

15.4 Severability. If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.

15.5 Notices; Language. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) by express mail or a reputable international courier at the addresses set forth on the first page of this Agreement or to any other address that a Party specifies in writing. All reports, notices and communications required or permitted hereunder shall be in the English language.

15.6 Waiver. Either Party's failure or delay in exercising any remedy for default shall not be deemed a waiver of that or any subsequent default of that provision or of any other provision hereof.

15.7 Counterparts. This Agreement shall be executed in two (2) or more counterparts in the English language, each of which shall be deemed an original. In the event of any difference with the translation of this Agreement into any other language, the original English version shall prevail.

15.8 Governing Law. Except as to patents, this Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota, excluding (a) its choice of law rules and (b) the United Nations Convention on the International Sale of Goods and provided however that the operation of the arbitration agreement contained in Section 13.3 hereof, and the enforcement of any award rendered pursuant thereto, shall be governed by United States federal law to the exclusion of any state law.

15.9 Relationship. The Parties are independent contractors and have only a licensor-licensee relationship hereunder and shall not be deemed to have formed any partnership, joint venture or other relationship. Neither Party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other Party.

15.10 Governmental Approvals. If any governmental approval is required for this Agreement to become effective, Dainippon shall undertake to obtain such approval from any relevant agency of the Government of Japan, and MGI shall undertake to obtain any such approval from any relevant agency of the Government of the United States. Each Party shall use its Best Efforts to obtain such approvals as rapidly as possible and shall keep the other Party reasonably informed about any such applications for approval. Each

Party shall furnish the other Party with a copy of any such approval within ten
(10) days of its receipt.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.


MGI PHARMA, INC.                       DAINIPPON PHARMACEUTICAL CO., LTD.



By  /s/  Kenneth F. Tempero            By  /s/  Takeshi Tomotake
   --------------------------             -------------------------
    Kenneth F. Tempero                      Takeshi Tomotake
    Chairman and                                President
    Chief Executive Officer

                                                                    Exhibit 10.1
                                                                       Exhibit A


                          EXCLUSIVE LICENSE AGREEMENT

                                    Between

                  THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                      and

                                MGI PHARMA, INC.

                                      for

                        METHOD OF TREATING TUMORS USING
                         ACYLFULVENE (ILLUDIN) ANALOGS

                          U.C. Case No.88-196-1,-2,-3


                                August 31, 1993

                                 U.C. AGREEMENT
                                 CONTROL NUMBER
                                   93-04-0613

                               TABLE OF CONTENTS

BACKGROUND

   1.  DEFECTIONS
   2.  GRANT
   3.  SUBLICENSES
   4.  LICENSE ISSUE FEE, LICENSE MAINTENANCE FEES
       AND MILESTONE PAYMENTS
   5.  ROYALTIES
   6.  DILIGENCE
   7.  PROGRESS AND ROYALTY REPORTS
   8.  BOOKS AND RECORDS
   9.  TERM OF THE AGREEMENT/RESEARCH AGREEMENT
   10. TERMINATION BY THE REGENTS
   11. TERMINATION BY LICENSEE
   12. DISPOSITION UPON TERMINATION
   13. USE OF NAMES AND TRADEMARKS
   14. LIMITED WARRANTY
   15. PATENT PROSECUTION AND MAINTENANCE
   16. PATENT MARKING
   17. PATENT INFRINGEMENT
   18. INDEMNIFICATION
   19. NOTICES
   20. ASSIGNABILITY
   21. LATE PAYMENTS
   22. WAIVER
   23. FAILURE TO PERFORM
   24. GOVERNING LAWS
   25. PREFERENCE FOR UNITED STATES INDUSTRY
   26. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION
   27. EXPORT CONTROL LAWS
   28. CONFIDENTIALITY
   29. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT
   30. MISCELLANEOUS
   EXHIBIT A - DEVELOPMENT PLAN
   EXHIBIT B - STOCK OPTION AGREEMENT

                                                            Exhibit 10.1
                                                            Exhibit A

                          EXCLUSIVE LICENSE AGREEMENT
                          ---------------------------

          THIS LICENSE AGREEMENT (the "Agreement") is made and is effective as of the 31st day of August, 1993, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550 (hereinafter referred to as "The Regents"), and MGI Pharma, Inc., a Minnesota corporation having a principal place of business at 300 E. Opus Center, 9900 Bren Road East, Minneapolis, MN 55343-9667 (hereinafter referred to as "Licensee").

                                   BACKGROUND
                                   ----------

          Certain inventions disclosed under UC Case No. 88-196-1,-2,-3, generally characterized as METHOD OF TREATING TUMORS USING ILLUDIN ANALOGS, hereinafter collectively referred to as the "Invention," were made in the course of research at the University of California, San Diego by Drs. Michael J. Kelner, Trevor C. McMorris and Raymond Taetle (hereinafter, "Inventors").

          Licensee entered into a Secrecy Agreement (U.C. Control No. 93-20-
0063) with The Regents effective January 25, 1993 and terminating on January 25, 1998 for the purpose of evaluating the Invention (hereinafter referred to as the Secrecy Agreement").

          The development of the Invention was sponsored in part by the United States Department of Health and Human Services and as a consequence this license is subject to overriding obligations to the Federal Government as set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations. Pursuant to 35 U.S.C. 200-212, The Regents may elect to retain title to any invention (including the Invention) made by it under U.S. Government funding. If The Regents elects to retain title to the Invention, The Regents is required by law to grant to the U.S. Government a nontransferable, paid up, non-exclusive, irrevocable license to use the Invention by or on behalf of the U.S. Government throughout the world. The Regents has elected to retain title and granted the aforementioned licenses to the U.S. Government to the Invention.

          Licensee is a "small business firm" as defined in 15 U.S.C. 632.

          Licensee is desirous of obtaining certain rights from The Regents for the commercial development, manufacture, use, and sale of the Invention, and The Regents is willing to grant such rights on the terms and conditions set forth in this Agreement.

          Licensee's early access to Regents' Technology prior to the effective date of this Agreement provides the consideration for Licensee's continuing royalty obligation for use of Regents' Technology.

          Both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents as well as on Regents' Technology (as hereinafter defined).

          The Regents is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

          The parties agree as follows:

                                 1. DEFINITIONS

          1.1 "Affiliate" means any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with Licensee to the extent of, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors.

          1.2 "Data" means all oral and written information received by Licensee, its Affiliates or its sublicensees from The Regents, the Inventors, or their agents or representatives regarding the Invention or Licensed Products, including but not be limited to Regents' Technology, technical information, patent applications, and prosecution documents and this Agreement.

          1.3 "Improvements" means any improvements to the Invention or to Regents' Patent Rights on which a patent application may be filed now or hereafter owned by The Regents and developed under either or both of the Research Agreements entered into pursuant to the terms of Article 9.3 of this Agreement by or under the supervision of one or more of the Inventors and relating to the development of Illudin Analogs.

          1.4 "Licensed Method" means any process, method, or use which is covered by Regents' Patent Rights or whose use or practice would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any issued or pending claim within Regents' Patent Rights.

          1.5 "Licensed Product" means any material or product or kit, or any service, process or procedure that either (1) is covered by Regents' Patent Rights or whose manufacture, use, or sale would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any claim within Regents' Patent Rights or (2) is developed, made, used, sold, registered, or practiced using Regents' Technology or Licensed Method or which may be used to practice the Licensed Method, in whole or in part.

          1.6 "Major Market Countries" shall mean Japan, Germany, France and the United Kingdom.

          1.7 "Net Sales" means the total of the gross invoice prices of Licensed Products sold or transferred by Licensee, its Affiliates, and its sublicensees plus rebates and allowances received by Licensee, its Affiliates or sublicensees of amounts that have been deducted from gross sales less the sum of the following actual and customary deductions included on the invoice and actually paid: cash, trade, or quantity discounts; sales, use, tariff, or other excise taxes imposed upon particular sales; import/export duties; and transportation charges. Sales among Licensee, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Royalties shall be payable upon sales or transfers at arms-length consideration between unrelated third parties.

          1.8 "Regents' Patent Rights" means all pending or issued U.S. and foreign patents and patent applications, owned by The Regents, including any reissues, extensions, substitutions, continuations, divisions and continuations-in-part (only to the extent, however, that claims in the continuations-in-part are entitled to the priority filing date of the parent patent application or are conceived and first actually reduced to practice under the Research Agreements and which Licensee has elected to include under this Agreement) based on the subject matter claimed in or covered by U.S. Patent Application Serial Numbers 416,395 filed October 3, 1989 (now abandoned), 606,511 filed October 31, 1990 or 015,179 filed February 9, 1993 and patent applications added to this Agreement pursuant to the provisions of the Research Agreements.

          1.9 "Regents' Technology" means all information and physical objects related to the Invention or Licensed Product (other than Regents' Patent Rights), including but not limited to formulations, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, whether patentable or not, owned or controlled by The Regents and which The Regents have the right to disclose and license to third parties and which arose in the Inventors' laboratories under the direction of one or more of the Inventors prior to the effective date of this Agreement or under one or more of the Research Agreements. Upon Licensee's written request within thirty (30) days after receipt thereof, The Regents (subject to the availability of the Inventors) shall, if applicable, certify that the specific information provided by The Regents arose in the Inventors' laboratories under the direction of one or more of the Inventors prior to the effective daty of this Agreement or under one or more of the Research Agreements.

          1.10 "Research Agreements" means the research agreements to be executed between Licensee and The Regents through the San Diego campus's Contract and Grant Office which contract will fund further research to be performed on said campus by the Inventors in the field of Regents' Patent Rights.

          1.11 "Territory" shall mean all countries of the world.

                                    2. GRANT

          2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee, to the extent it has the legal right to do so, an exclusive license under Regents' Patent Rights and Regents Technology to make, have made, use, and sell Licensed Products and to practice Licensed Method in the Territory during the term of this Agreement.

          2.2 The license granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations and to the licenses granted to the U.S. Government which are referred to in the Background.

          2.3 The Regents expressly reserves the right to use the Invention, Regents' Patent Rights, Regents' Technology, Licensed Products, Licensed Methods and associated information and technology for educational and research purposes only and to publish all or any part of the foregoing, and the results of use thereof.

          2.4 The Regents, principally through the Inventors, has provided Regents' Technology to Licensee. It is understood that at the time of disclosure to the Licensee some of the Regents' Technology may have been made available to the public without restrictions. Within thirty (30) days after the date of execution hereof the parties shall jointly prepare in good faith a specific list of existing Regents' Technology documentation to be delivered by The Regents to Licensee hereunder, and The Regents shall deliver such documentation to Licensee with six months thereafter.

                                 3. SUBLICENSES

          3.1 The Regents grants to Licensee the right to grant sublicenses to third parties under the licenses granted in Article 2 provided Licensee has current exclusive rights thereto (subject to the rights of the U.S. Government and The Regents) under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to The Regents (and, if applicable, to the United States Government) that are contained in this Agreement.

          3.2 Within thirty (30) days after execution thereof, Licensee shall provide The Regents with a copy of each sublicense granted hereunder, and shall thereafter collect and guarantee payment of all royalties due The Regents from sublicensees and summarize and deliver all reports due The Regents from sublicensees.

          3.3 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to The Regents.

                 4. LICENSE-ISSUE FEE. LICENSE MAINTENANCE FEES
                             AND MILESTONE PAYMENTS

          4.1 Within thirty (30) days after the execution of this Agreement, as a License Issue Fee, Licensee shall pay to The Regents Seventy Five Thousand U.S. Dollars ($75,000), issue to The Regents Ten Thousand (10,000) shares of the common stock of Licensee, and grant to The Regents options to purchase Twenty Two Thousand (22,000) shares of common stock of Licensee. Said License Issue Fee is non-refundable and is not an advance against royalties except to the extent that options granted under this Section 4.1 and under the Option Agreement Attached hereto as Exhibit A may not vest and may not become exercisable under the provisions of the Option Agreement.

          4.2 Licensee shall pay to The Regents a License Maintenance Fee of Fifty Thousand U.S. Dollars ($50,000), beginning on the first anniversary of execution of this Agreement and continuing annually on each anniversary thereof until the first NDA on a Licensed Product is submitted to the U.S. FDA. Said License Maintenance Fee is non-refundable and is not an advance against royalties.

          4.3 Licensee shall pay to The Regents Milestone Payment Fees in accordance with the following schedule (the total Milestone

Payment Fees due at any milestone shall not exceed the total of the United States milestone due on such date):

EVENT                                 AMOUNT
-----                          ----------------------------
                                  US      UK,FRANCE,GERMANY
                                               & JAPAN
                               --------   ------------------
 (a) Upon filing an
application for an IND with
United States Food and
Drug Administration or its
equivalent in a Major
Market Country or July 15,
1996, whichever is earlier     $ 50,000      $ 12,500 Each

 (b) Upon submitting an
NDA with the United States
Food and Drug
Administration or its
equivalent in a Major
Market Country or March
31, 2000, whichever is
earlier                        $225,000      $ 56,250 Each

 (c) Upon the first final
approval of an NDA by the
United States Food and
Drug Administration or its
equivalent in another
country of the Territory       $750,000      $187,500 Each

Said Milestone Payment Fees shall be paid to The Regents within thirty (30) days after the occurrence of the event set forth on said schedule and shall not be refundable or creditable against royalties, except that up to Three Hundred and Seventy Five Thousand Dollars ($375,000) of the Seven Hundred and Fifty Thousand Dollars ($750,000) payable under Section 4.3 (c) shall be credited in installments of up to One Hundred Thousand Dollars ($100,000) per year in each calendar year that royalties payable to The Regents on Net Sales exceed Five Hundred Thousand Dollars ($500,000). In each such year, up to the first One Hundred Thousand Dollars ($100,000) of royalties payable in excess of Five Hundred Thousand ($500,000) Dollars shall be withheld by Licensee as a credit, until a cumulative amount of Three Hundred and Seventy Five Thousand Dollars ($375,000) has been so withheld. All amounts withheld shall be reported to The Regents under Section 7.5.

     4.4 The options referred to in Article 4.1 shall be granted, shall vest and may be exercised in accordance with a separate agreement, the "Stock Option Agreement for Purchase of Shares of Common Stock of MGI Pharma, Inc. ", between the parties which is attached hereto as Exhibit B.

                                  5. ROYALTIES

     5.1 Except as otherwise required by law, Licensee shall pay to The Regents a royalty on Net Sales during the term of this Agreement in accordance with the following schedule:

          ANNUAL NET SALES                 ROYALTY RATE
          ----------------                 ------------
          $ 0 - $20,000,000                    7%
          $20,000,000 - $70,000,000            9%
          $70,000,000 and over                 11%

Upon receipt by The Regents of cumulative royalties of $25 million, the royalty rate shall be changed to eight percent (8%) of annual Net Sales up to $70 million and ten percent (10%) of annual Net Sales of $70 million and over. The aforementioned royalty rates in this Section 5.1 shall be reduced to the following in any country of the Territory where no Regents' Patent Rights exist:

          ANNUAL NET SALES                 ROYALTY RATE
          ----------------                 ------------
          $ 0 - $45,000,000                    5%
          $45,000,000 and over                 6%
Only one royalty shall be charged on each Licensed Product sold under this Agreement.

     5.2 Royalties payable to The Regents shall be paid to The Regents quarterly on or before the following dates of each calendar year:
                   February 28
                   May 31
                   August 31
                   November 30
Each such payment will be for unpaid royalties which accrued within or prior to the most recently completed calendar quarter.

     5.3 Licensee shall pay to The Regents a minimum annual royalty equal to the amount set forth on the following schedule:


     Year of Commercial Marketing         1           2           3           4 & thereafter
                                          -           -           -           --------------
     Minimum Royalty                   $50,000     100,000     200,000           400,000

for the term of this Agreement beginning with the date of first commercial sale of Licensed Product. Such minimum annual royalty shall be paid to The Regents by the last day of the second month of each Year of Commercial Marketing and shall be credited against the earned royalty due and owing for the Year of Commercial Marketing in which the minimum payment was made. Each "Year of Commercial Marketing" shall commence on the first day of the calendar quarter immediately following the date of first commercial sale of Licensed Product or an anniversary thereof.

     5.4 All amounts due The Regents shall be payable in United States Dollars in San Francisco, California. When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar exchange rate determined in accordance with Generally Acceptable Accounting Principles and Licensee's normal accounting practices used by Licensee to record revenues from such country for the period in question.

     5.5 Royalties earned with respect to sales occurring in any country outside the United States shall not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. Licensee shall also be responsible for all bank transfer charges.

     5.6 If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, Licensee shall pay royalties due to The Regents from Licensee's other sources of United States Dollars.

     5.7 In the event that any patent or any claim thereof included with Regents' Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision, or that are based on Regents' Technology.

     5.8 If a license to the Invention has been granted to the United States Government, no royalties shall be payable hereunder on Licensed Products sold to the U.S. Government. Licensee and its sublicensees shall reduce the amount charged for Licensed Products sold to We United States Government by an amount equal to the royalty for such Licensed Products otherwise due The Regents as provided herein.

                                  6. DILIGENCE

     6.1 Licensee, upon execution of this Agreement, shall use all reasonable efforts to develop, test, obtain regulatory approval, manufacture, and sell Licensed Products in all countries of the Territory and shall use all reasonable efforts to market Licensed Products in all such countries within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor. Licensee shall begin pharmacology and toxicology testing of test material, which testing need not comply with good laboratory practices, in several animal model systems within one hundred twenty (120) days after receipt of such material (of a reasonably acceptable quality to Licensee) from the Inventors in accordance with the Research Agreements. If such material is not acceptable to Licensee, Licensee shall so notify The Regents in writing within sixty (60) days after receipt of such material.

     6.2 Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations hereunder.

     6.3 Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use, and sale of Licensed Products.

     6.4 If Licensee fails to perform any of the following:
          (6.4.1) proceed with development of Licensed Products substantially in accordance with the plan set forth on Exhibit B hereto; or
          (6.4.2) submit an IND application on Licensed Product to the United States Food and Drug Administration prior to July 15, 1996; or

          (6.4.3) submit an NDA application to the United States Food and Drug Administration prior to March 31, 2000 and foreign counterparts thereof to comparable agencies in Major Market Countries other than Japan prior to March 31, 2001 and in any other countries (including Japan) prior to March 31, 2002; or

          (6.4.4) commence commercial marketing of Licensed Products in each country of the Territory within the later of six (6) months after receiving final marketing approval of such Licensed Product in such country, or sixty (60) days after receiving written notice from Licensor requiring commencement of commercial marketing; or

          (6.4.5) diligently fill the market demand for Licensed Products in each country following commencement of marketing in such country at all times during the exclusive period of this Agreement;

          (6.4.6) spend an aggregate of not less than $250,000 for the development and marketing of Licensed Products during each year of this Agreement commencing August 15, 1995 and ending on the date of NDA submission and an aggregate of $300,000 during the first two (2) years of this Agreement;

          (6.4.7) continue to support research under the Research Agreements at the levels and for the term provided for in the Research Agreements so long as the Research Agreements have not been terminated due to breach by The Regents;

then The Regents shall have the right and option, upon sixty (60) days written notice, either to terminate this Agreement or to reduce Licensee's exclusive license to a nonexclusive license as to both Regents' Patent Rights and Regents' Technology. If such termination or reduction is based on failure of diligence as to a particular country (including but not limited to each Major Market Country), such termination or reduction shall be effective only as to such country or countries; in addition, at Licensee's request, The Regents shall consider Licensee's reasons for failure of diligence and shall negotiate in good faith during said sixty (60) day period for possible modification of royalty rates and/or diligence obligations in lieu of termination. Should Licensee fail to fulfill the diligence requirements or reach agreement with The Regents within said sixty (60) day period, the notice shall be effective at the end of said period. Funding paid under the Research Agreements may be counted in fulfilling the obligations in Section 6.4.6.

     (6.5) Upon Licensee's written request made within sixty (60) days after completion of Licensee's initial Phase II Clinical Trials for Licensed Product in the United States, and provided that such trials have been completed by September 1, 1998, the parties agree to negotiate in good faith for the possible revision of the submission dates as set forth in Section 6.4.3 for submitting marketing applications for Licensed Product in countries other than the United States. During such negotiations, the parties shall consider, among other things, regulatory requirements for such countries (including any need for additional or supplemental preclinical or clinical trials), standard industry practice, the remaining term of Regents' Patent Rights in such countries and the effect that revision of the submission dates would have on royalties due to The Regents hereunder.

     (6.6) In the event The Regents has terminated this Agreement under Section
6.4.3 as to a country other than the United States or a Major Market Country, and The Regents wishes to grant a license for Licensed Products for such country to another licensee, The Regents shall first offer to relicense Licensed Products to Licensee on the more favorable (to The Regents) of (a) the terms and conditions in this Agreement or (b) the terms and conditions offered by the other potential licensee. Licensee shall have thirty (30) days after said offer to accept such offer in writing. If such offer is accepted, Licensee shall also pay to The Regents with such written acceptance a relicensing fee of Twenty Thousand Dollars ($20,000) per country.

                        7. PROGRESS AND ROYALTY REPORTS

     7.1 Beginning February 28, 1994 and semi-annually thereafter, Licensee shall submit to The Regents, for the purpose only of allowing The Regents to follow the progress of development, a brief progress report in a form reasonably satisfactory to The Regents covering the activities of Licensee and its sublicensees related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. Such progress reports shall be made for each Licensed Product in each country of the Territory until the first commercial sale of such Licensed Product occurs in such country and thereafter (no more often than annually) if reasonably requested by The Regents.

     7.2 The progress reports submitted under section 7.1 shall include sufficient information to enable The Regents to determine Licensee's progress in fulfilling its obligations under Article 6 including, but not be limited to, the following topics:

     -    summary of work completed
     -    key scientific discoveries
     -    summary of work in progress
     -    current schedule of anticipated events or milestones
     - market plans for introduction of Licensed Products in countries of the Territory in which Licensed Product has not been introduced
     - a summary of resources (dollar value) spent in the reporting period for research, development and marketing of Licensed Product
     -    activities in obtaining sublicensees and activities of sublicensees
     -    progress under the Research Agreements

     7.3 Licensee shall have a continuing responsibility to keep The Regents informed of the large/ small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees.

     7.4 Licensee shall report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

     7.5 After the first commercial sale of a Licensed Product anywhere in the world, Licensee shall make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each such royalty report shall show (a) the units and gross sales and Net Sales through the end of the most recent calendar quarter of each type of Licensed Products on which royalties have not been paid; (b) the royalties, in U.S. dollars, payable hereunder with respect to such sales; (c) the method used to calculate the royalty; and (d) the exchange rates used, if any.

     7.6 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Licensee.

                              8. BOOKS AND RECORDS

     8.1 Licensee shall keep books and records accurately showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records shall be preserved for at least (5) years from the date of the royalty payment to which they pertain and shall be open to inspection by representatives or agents of The Regents at reasonable times upon reasonable notice. Licensee shall not be required to retain books and records showing transactions required to calculate royalties for more than five (5) years.

     8.2 The out of pocket costs incurred by The Regents in having its representatives perform such an examination shall be borne by The Regents. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then such out of pocket costs shall be borne by Licensee.

                  9. TERM OF THE AGREEMENT/RESEARCH AGREEMENTS

     9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect in each country of the Territory until the longer of, (i) expiration of the last-to-expire patent licensed under this Agreement in such country or,
(ii) ten years from the date of first commercial sale of Licensed Product in such country. Upon expiration of this Agreement as to any country with respect to which Licensee has performed all its obligations hereunder, Licensee shall have a paid up license to Regents' Technology for such country.

     9.2 Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:
          Article 8  Books and Records

          Article 12  Disposition Upon Termination
          Article 13 Use of Names, Trademarks and Confidential Information
          Article 18 Indemnification
          Article 23 Failure to Perform
          Article 28 Confidentiality

     9.3 Licensee shall enter into agreements with The Regents concerning Research Agreements and/or an alternative, reasonably satisfactory to The Regents, within four (4) months of execution of this Agreement for at least Three Hundred Thousand Dollars ($300,000), plus shall arrange to fund the production of approximately one hundred (100) grams of at least one of the two leading candidate illudin NCE's over the next forty two (42) months by the Inventors, at a cost of approximately Seventy Five Thousand Dollars ($75,000). Improvements to Regents' Patent Rights or Regents' Technology conceived and first reduced to practice under the Research Agreements shall fall within the scope of this Agreement. If any inventions other than Improvements are conceived and first reduced to practice under the Research Agreements, Licensee shall have the first right to negotiate a license thereto, as provided in the Research Agreements. If any such inventions which are not Improvements are added to this Agreement new License Issue Fees, License Maintenance Fees, Milestone Payment Fees, royalties, minimum royalties and diligence provisions will be negotiated by the parties in good faith on commercially reasonable terms.

                         10. TERMINATION BY THE REGENTS

     10.1 If Licensee should breach or fail to perform any material provision of this Agreement, then The Regents may give written notice of such default (Notice of Default) to Licensee. If Licensee should fail to cure such default within sixty (60) days of the effective date of such notice, The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to Licensee. If a Notice of Termination is sent to Licensee, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve Licensee of its obligation to pay all amounts due to The Regents as of the effective date of termination and shall not impair any accrued rights of The Regents. Such Notices shall be subject to Article 19 (Notices).

                          11. TERMINATION BY LICENSEE

     11.1 Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Such notice of termination shall be subject to Article 19 (Notices), and termination of this Agreement shall be effective ninety (90) days from the effective date of such notice.

     11.2 Any termination pursuant to the above paragraph shall not relieve the Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

         12. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

     12.1 Upon termination of this Agreement by either party (i) Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days, provided, however, that the sale of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; (ii) Licensee shall promptly return, and shall cause its Affiliates and sublicensees to return to The Regents all Regents' Technology and other property belonging to The Regents, if any, which has been provided to Licensee or its Affiliates or sublicensees hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Licensee may retain one copy of written material for record purposes only, provided such material is not used by Licensee for any other purpose and is not disclosed to others); and (iii) upon election by The Regents and reimbursement of Licensee's direct costs to acquire or develop such information, Licensee shall provide The Regents with copies of all information relating to Licensed Product or Licensed Method developed or acquired by Licensee or its Affiliates, and The Regents shall have the worldwide non-exclusive right to use such information in connection with its research and in connection with the relicensing of Regents' Patent Rights and Regents' Technology, provided, however, that the provisions of
(iii) shall apply only if this Agreement is voluntarily terminated by Licensee under the provisions of Section 11.1. or terminated for cause by The Regents under the provisions of Section 6.4 or 10.1.

                        13. USE OF NAMES AND TRADEMARKS

     13.1 Nothing contained in this Agreement shall be construed as conferring any right on Licensee or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of The Regents (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name, "The Regents of the University of California" or the use by Licensee of the name of "The University of California" or any campus of the University of California is expressly prohibited and Licensee shall not use such names in any manner without The Regents' prior written consent.

                              14. LIMITED WARRANTY

     14.1 Except as otherwise provided in this Article and except for the licenses to the United States Government under 35 U.S.C. 200 et seq., The Regents warrants to Licensee that it has the lawful right to grant this license and has not granted any previous express licenses on or to The Regents' Patent Rights. To the best of the knowledge of The Regents' Manager of Health Care Licensing, The Regents has granted no express or implied licenses to Regents' Patent Rights or Regents' Technology.

     14.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS OR REGENTS TECHNOLOGY WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

     14.3 IN NO EVENT WILL lee REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE MANUFACTURE, SALE OR USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS OR REGENTS' TECHNOLOGY.

     14.4 Nothing in this Agreement shall be construed as:
          (14.4.1) a warranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights; or

          (14.4.2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

          (14.4.3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in
                    Article 17; or

          (14.4.4) conferring by implication, estoppel or otherwise any license or rights under any patents or other property rights of The Regents other than Regents' Patent Rights, Licensed Methods and Regents' Technology as defined herein, regardless of whether such patents are dominant or subordinate to Regents' Patent Rights; or

          (14.4.5) an obligation to furnish any information not provided in Regents' Patent Rights or Regents' Technology (as delivered to Licensee prior to the effective date of this Agreement or under the Research Agreements or pursuant to Section 2.4 of this Agreement).

                     15. PATENT PROSECUTION AND MAINTENANCE

     15.1 The Regents shall diligently prosecute and maintain the United States patents comprising Regents' Patent Rights using counsel of its choice. The Regents' counsel shall take instructions only from The Regents. The Regents shall provide Licensee with copies of all relevant documentation so that

Licensee may be informed and apprised of the continuing prosecution. Licensee shall keep said documentation confidential in accordance with Article 28.

     15.2 The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the products contemplated to be sold under this Agreement.

     15.3 The Regents shall cooperate with Licensee in applying for an extension of the term of any patent included within Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. Licensee shall prepare all such documents, and The Regents agrees to execute such documents and to take such additional action as Licensee may reasonably request in connection therewith.

     15.4 All past, present, and future costs of preparing, filing, prosecuting, defending and maintaining all United States patent applications and/or patents, including interferences and opposition, and all corresponding foreign patent applications and patents covered by Regents' Patent Rights shall be borne by Licensee. Such costs include patent prosecution costs for this Invention incurred by The Regents prior to the execution of this Agreement of approximately $49,652.99 based on information currently available to The Regents, which amount shall be due within thirty (30) days of the execution of this Agreement. Current and future costs for patent prosecution and maintenance shall be billed to Licensee by The Regents as incurred and shall be payable within thirty (30) days of the billing date. The Regents shall use reasonable efforts to deliver all billings to Licensee no later than five (5) days after the start of such thirty (30) day period.

     15.5 The Regents shall, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Regents' Patent Rights in foreign countries if available. Licensee consents to the filing of all PCT and foreign patent applications that have already been filed as of the effective date of this Agreement. Licensee shall notify The Regents within seven (7) months of the filing of the corresponding United States application of its decision to obtain all other foreign patents. Such notice shall be in writing, and shall identify the countries desired. The absence of such a notice from Licensee shall be considered by The Regents to be an election not to request foreign rights.

     15.6 The preparation, filing and prosecuting of all foreign patent applications filed at Licensee's request, as well as the defense and maintenance of all resulting patents, shall be at the sole expense of Licensee. Such patents shall be held in the name of The Regents and shall be obtained using counsel of The Regents' choice.

     15.7 Licensee's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents. The Regents shall use its best efforts to curtail patent cost when such a notice is received from Licensee. Licensee shall promptly pay patent costs which cannot be so curtailed. Commencing on the effective date of the notice, The Regents may continue prosecution and/or maintenance of such applications(s) or patent(s) at its sole discretion and expense, and Licensee shall have no further rights or licenses thereunder.

     15.8 The Regents shall have the right to file patent applications at its own expense in any country or countries in which Licensee has not elected to secure patent rights or in which Licensee's patent rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by The Regents to others together with Regents' Technology for such country or countries. In the event The Regents has filed a patent application at its own expense in a country hereunder other than a Major Market Country, a member of the European Economic Community or EFTA, or the United States, and in the event The Regents wishes to grant a license for Licensed Products for such country to another licensee, The Regents shall first offer to relicense Licensed Products for each country to Licensee on the more favorable (to The Regents) of (a) the terms and conditions of this Agreement, or
(b) the terms and conditions offered by the other potential licensee. Licensee shall have thirty (30) days to accept such offer. If such offer is accepted, Licensee shall pay to The Regents a relicensing fee of four (4) times its cost of obtaining patent rights in such country or Twenty Thousand Dollars ($20,000) whichever is greater.

                               16. PATENT MARKING

     16.1 Licensee shall mark all-Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                            17. PATENT INFRINGEMENT

     17.1 In the event that Licensee shall learn of the substantial infringement of any patent licensed under this Agreement, Licensee shall call The Regents' attention thereto in writing and shall provide The Regents with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably withheld. Both parties shall use reasonable efforts in cooperation with each other to terminate such infringement without litigation.

     17.2 Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, The Regents shall have the right to:

               a) commence suit on its own account; or

               b) refuse to participate in such suit,

and The Regents shall give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving notice of such request from Licensee. In the event The Regents elects to bring suit in accordance with this paragraph, Licensee may thereafter join such suit at its own expense. Licensee may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. However, in the event Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

          17.3 Such legal action as is decided upon shall be at the expense of the party on account of when suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that legal action brought jointly by The Regents and Licensee and participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

          17.4 Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit, except that either party may be represented by counsel of its choice in any suit brought by the other party, at the expense of the party choosing representation by separate counsel.

                              18. INDEMNIFICATION

          18.1 Licensee shall (and shall require its sublicensees to) indemnify, hold harmless and defend The Regents, its officers, employees, and agents, the sponsors of the research that led to the Invention, and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, all product liability.

          18.2 Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included), or an equivalent program of self insurance, with limits as follows:

               (a) Each Occurrence $1,000,000
               (b) Products/Completed Operations Aggregate $5,000,000
               (c) Personal and Advertising Injury $1,000,000
               (d) General Aggregate (commercial form only $5,000,000

          It is expressly understood, however, that the coverages and limits referred to under the above shall not in any way limit the liability of Licensee. Licensee shall furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates shall:

          (18.2.1) Provide for thirty (30) day advance written notice to The Regents of a modification.
          (18.2.2) Indicate that The Regents has been endorsed as an additional insured under the coverages referred to under the above.

   18.3 The Regents shall promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18. Licensee shall keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 18.

                                  19. NOTICES

   19.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

   In the case of Licensee:      MGI PHARMA, INC.
                                 300 E Opus Center
                                 9900 Bren Road East
                                 Minneapolis, MN 55343-9667
                  Attention:     Vice President - General Counsel

   In the case of The Regents:   THE REGENTS OF THE UNIVERSITY OF
                                   CALIFORNIA
                                 1320 Harbor Bay Parkway,
                                   Suite 150
                                 Alameda, California 94502
                  Attention:     Assistant Director, Office of
                  ---------        Technology Transfer
                                 Referring to: UC Case No. 88-196

                               20. ASSIGNABILITY

   20.1 This Agreement is binding upon and shall inure to the benefit of The Regents, its successors and assigns, but shall be personal to Licensee and assignable by Licensee only with the written consent of The Regents, which consent shall not be unreasonably withheld, or without the written consent of The Regents to a purchaser of substantially all of the pharmaceutical business of Licensee.

                               21. LATE PAYMENTS

   21.1 In the event royally payments or fees or patent cost reimbursements are not received by The Regents when due, Licensee shall pay to The Regents interest charges at a rate of ten (10) percent compounded per annum. Such interest shall be calculated from the date payment was due until actually received by The Regents.

                                  22. WAIVER

   22.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                            23. FAILURE TO PERFORM

   23.1 In the even of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                              24. GOVERNING LAWS

   24.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

                   25. PREFERENCE FOR UNITED STATES INDUSTRY

   25.1 Because this Agreement grants the exclusive right to use or sell the Invention in the United States, Licensee agrees that any products embodying this Invention or product through the use thereof, which are intended to be used or sold in the United States, will be manufactured substantially in the United States.

               26. FOREIGN GOVERNMENT APPROVAL AND REGISTRATION

   26.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

                            27. EXPORT CONTROL LAWS

   27.1 Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                              28. CONFIDENTIALITY

   28.1 Licensee shall not use Data except for the sole purpose of performing under the terms of this Agreement; shall safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature; and shall not disclose Data to others (except to its employees, agents or consultants, Affiliates or sublicensees who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee shall not be prevented from using or disclosing any of the Data:

          (28.1.1) which Licensee can demonstrate by written records was previously known to it;

          (28.1.2)  which is now, or becomes in the future,
                    information generally available to the public in the form supplied, other than through acts or omissions of Licensee;
          (28.1.3) which is lawfully obtained by Licensee from sources independent of The Regents; and
          (28.1.4) whose use or disclosure is required by law (including requirements of government regulatory authorities).

The obligations of Licensee under this Section 28.1 shall continue for a period ending the later of (i) five (5) years from the early termination of this Agreement in its entirety or (ii) the expiration date of this Agreement in its entirety provided The Regents has not given written notice to Licensee within ninety (90) days after such expiration that Licensee is in default of its obligations under this Agreement.

               29. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT

   29.1 In the event either party receives notice pertaining to any patent included within Regents' Patent Rights pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, (Public Law 98-417, hereinafter, "the Act") including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an Abbreviated New Drug Application ("ANDA") or a "paper" New Drug Application, ("paper NDA"), or in the case of an infringement of Regents' Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than ten (10) days after receipt of such notice.

   29.2 If Licensee wishes action to be taken against such infringement, as provided in the Act, Licensee shall request such action by written notice to The Regents. Within thirty (30) days of receiving said request, The Regents will give written notice to Licensee of its election to:

               (29.2.1) commence suit on its own account; or (29.2.2) refuse to participate in such suit.

In the event The Regents elects to bring suit in accordance with this paragraph, Licensee may thereafter join such suit at its own expense. Licensee may thereafter bring suit for patent infringement as provided by the Act if and only if The Regents elects not to commence suit and if the infringement occurred during the period that Licensee had exclusive rights in the United States under this Agreement. However, in the event Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

   29.3 The provisions of paragraphs 17.3 and 17.4 shall likewise apply to any legal action brought under this Article 29.

   29.4 The Regents hereby authorizes Licensee to include in any NDA for a Licensed Product, a list of patents included within Regents' Patent Rights identifying The Regents as patent owner.

                               30. MISCELLANEOUS

   30.1 The headings of the several articles are inserted for convenience of reference only and are not intended to a part of or to affect the meaning or interpretation of this Agreement.

   30.2 This Agreement shall not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

   30.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

   30.4 This Agreement and the option agreement referred to in Section
4.4 hereof and the Research Agreements referred to in Section 9.3 hereof embody the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement is hereby terminated. In the event of an inconsistency between this Agreement and the Research Agreements, this Agreement shall prevail.

   30.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

   IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement (which includes Exhibits A and B attached hereto), in duplicate originals, by their duly authorized representatives, on the day and year hereinafter written.

MGI PHARMA, INC.                    THE REGENTS OF THE UNIVERSITY
                                    OF CALIFORNIA

By:  /s/ Charles C. Muscoplat       By:  /s/ William T. Davis
    ---------------------------         ---------------------
Name: Charles C. Muscoplat          Name: William T. Davis

Title: Executive Vice President,    Title: Associate Director
       New Business                        Office of Technology
                                           Transfer

Date:  8/23/93                             Date:  8/31/93
      ----------                                 --------

                                                            U.C. AGREEMENT
                                                            CONTROL NUMBER
                                                                93-04-0613


          Approval as to legal form:  /s/ Marty Simpson  8/20/93
                                     ---------------------------
            P. Martin Simpson, Jr., Resident Counsel      Date
            Office of Technology Transfer
            University of California

                                                                  Exhibit 10.1
                                                                     Exhibit A

                                                                     EXHIBIT A

                            STOCK OPTION AGREEMENT
                              FOR THE PURCHASE OF
                            SHARES OF COMMON STOCK
                                      OF
                               MGI PHARMA, INC.


     This Agreement is made this 31st day of August, 1993, by and between MGI PHARMA, INC., a Minnesota corporation (the "Company"), and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA ("Optionee").

     WHEREAS, the Company and Optionee have entered into an Exclusive
License Agreement for Method of Treating Tumors Using Illudin Analogs (U.C. Case No. 88-196-1,-2,-3) dated as of the date hereof (the "License Agreement"); and

     WHEREAS, pursuant to the License Agreement, Optionee is entitled to receive options to purchase shares of common stock, $.01 par value per share (the "Common Stock"), of the Company upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Grant of Option. The Company hereby grants Optionee the right and option (the "Option") to purchase all or any part of an aggregate of 22,000 shares of Common Stock on the terms and conditions set forth in this Agreement.

     2. Vesting of Exercise Rights. Subject to the terms and conditions of this Agreement, the Option granted hereby shall become vested and exercisable at option exercise prices, subject to adjustments as noted below (the "option exercise price"), as follows:

     (a) Options to purchase 2,000 shares of Common Stock will vest and become immediately exercisable as of the date of this Agreement at an option exercise price per share equal to the closing price of the Common Stock as reported on the NASDAQ National Market System on the date of this Agreement.

     (b) Options to purchase 10,000 shares of Common Stock will vest and become exercisable in installments of options to purchase 2,000 shares of Common Stock, commencing on the first anniversary of the date of this Agreement and continuing on each anniversary thereafter until all such options have vested. Such options will be exercisable at the option exercise price per share equal to the sum of (i) the closing price of the Common Stock as reported on the NASDAQ National Market System on the date of Agreement and (ii) $2.50.

          (c) Except as otherwise set forth below, options to purchase 5,000 shares of Common Stock will vest and become exercisable upon the earlier of
     (i) the date on which a new drug application is filed with the United States Food and Drug Administration ("FDA") in accordance with the provisions of the License Agreement or (ii) March 31, 2000. Such options will be exercisable at an option exercise price per share equal to the lesser of (i) $20 or (ii) the closing price of the Common Stock as reported on the NASDAQ National Market System on the date which is three years after the date of this Agreement.

          (d) Except as otherwise set forth below, options to purchase 5,000 shares of Common Stock will vest and become exercisable upon the date of receipt of final marketing approval in the United States (as determined in accordance with the License Agreement). Such options will be exercisable at an option exercise price per share equal to the lesser of (i) $30 or (ii) the closing price of the Common Stock as reported on the NASDAQ National Market System on the date which is five years after the date of this Agreement.

     Notwithstanding, the vesting schedule set forth in (c) and (d) above, in the event that there are NDA equivalent submissions or final marketing approvals in any Major Market Countries (as such terms are used in the License Agreement) prior to an NDA submission or final marketing approval in the United States and the Company is obligated to pay the Regents Milestone Payment Fees (as such term is defined in the License Agreement) under the License Agreement, (i) the options described in (c) above shall vest and become exercisable in installments of options to purchase 1,250 shares of Common Stock upon the submission of an NDA equivalent in each Major Market Country, and (ii) the options described in
(d) above shall vest and become exercisable in installments of options to purchase 1,250 shares of Common Stock upon the receipt of final marketing approvals in each Major Market Country; provided, however that if at any time there is an NDA submission or receipt of final marketing approval in the United States all options described in (c) and (d) above shall vest and become exercisable in full as described in (c) and (d) above.

     3. Termination of Vesting; Termination of Options.

     (a) Notwithstanding the vesting provisions contained in Section 2 hereof, none of the options described in such Section 2 shall continue to vest upon the earlier of (i) termination of the License Agreement and (ii) fifteen (15) years from the date of this Agreement.

     (b) Upon vesting in full of the respective options described in Section 2 hereof (and subject to the provisions of Section 3(a) hereof Optionee agrees to exercise such options no later than the date which is fifteen (15) years from the date of this Agreement. If Optionee shall fail to exercise such options within the time period set forth in this Section 3(b), such options shall terminate and be of no further force and effect.

     4. Method of Exercise of Option. Subject to the foregoing, the Option may be exercised, in whole or in part, by written notice of exercise delivered to the Company at least twenty (20) days prior to the intended date of exercise at the principal office of the Company and upon payment to it by cash, certified check or bank draft of the option exercise price for such shares. The shares so purchased shall be deemed to be issued as of the later of (i) the close of business on the date of exercise set forth in the notice of exercise or (ii) the date of payment to the Company of the applicable option exercise price. Certificates for the shares of stock so purchased, bearing the restrictive legend set forth at the end of this Agreement, shall be delivered to the holder within fifteen (15) days after options shall have been exercised.

     5. Nonassessability/Reservation for Issuance. The Company covenants and agrees that all shares that may be issued upon exercise of the Option shall, upon issuance, be duly authorized and issued, fully paid and nonassessable shares. The Company further covenants and agrees that the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the Option, a sufficient number of shares of its Common Stock.

     6. Anti-Dilution Provisions. The option exercise price shall be subject to adjustment from time to time as hereinafter provided in this Section 6.

          (a) If the Company at any time divides the outstanding shares of its Common Stock into a greater number of shares (whether pursuant to a stock split, stock dividend or otherwise), and conversely, if the outstanding shares of its Common Stock are combined into a smaller number of shares, the option exercise price in effect immediately prior to such division or combination shall be proportionately adjusted to reflect the reduction or increase in the value of each such common share.

          (b) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such common shares, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, Optionee shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Agreement and in lieu of the shares of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the Option, such shares of stock, other securities or assets as would have been issued or delivered to Optionee if it had exercised the Option and had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to Optionee at the last address of Optionee appearing on the books of the Company, the obligation to deliver to Optionee such shares of stock, securities or assets as, in accordance with the foregoing provisions, Optionee may be entitled to purchase.

          (c) If the Company takes any other action, or if any other event occurs, which does not come within the scope of the provisions of Section 6(a) or 6(b), but which should result in an adjustment in the option exercise price and/or the number of shares subject to the Option in order to fairly protect the rights of Optionee, an appropriate adjustment shall be made by the Company.

          (d) Upon each adjustment of the option exercise price, Optionee shall thereafter be entitled to purchase, at the option exercise price resulting from such adjustment, the number of shares obtained by multiplying the option exercise price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the option exercise price resulting from such adjustment.

          (e) Upon any adjustment of the option exercise price, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to Optionee at the last address of Optionee as shown on the books of the Company, which notice shall state the option exercise price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Option, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     7. No Rights as a Shareholder. Optionee shall have no rights as a shareholder with respect to shares covered by the Option until the date of the issuance of a stock certificate therefor following due and proper exercise of such Option.

     8. Restrictions on Transfer.

     (a) Optionee, by acceptance hereof, agrees to give written notice to the Company before transferring this Option or transferring any shares of the Common Stock issuable or issued upon the exercise of this Option of Optionee's intention to do so, describing briefly the manner of any proposed transfer of the Option represented hereby or Optionee's intention as to the shares of Common Stock issuable upon the exercise hereof or the intended disposition to be made of shares of Common Stock upon such exercise. Promptly upon receiving such written notice, the Company shall present copies thereof to counsel for the Company. If, in the opinion of such counsel, the proposed transfer of the Option represented hereby or disposition of shares may be effected without registration or qualification (under any federal or state law) of the Option or the shares of Common Stock issuable or issued upon the exercise hereof, the Company, as promptly as practicable, shall notify Optionee of such opinion, whereupon Optionee shall be entitled to transfer the Option, or to exercise the Option in accordance with its terms and dispose of the shares received upon such exercise or to dispose of shares of Common Stock received upon the previous exercise of the Option, all in accordance with the terms of the notice delivered by Optionee to the Company, provided that an appropriate legend in substantially the form set forth at the end of this Agreement respecting the foregoing restrictions on transfer and disposition may be endorsed on this Agreement or the certificates for such shares.

     (b) Subject to the provisions of Section 8(a), this Agreement and all rights hereunder are transferable, in whole or in part, at the principal office of the Company by Optionee in person or by duly authorized attorney, upon surrender of this Agreement properly endorsed to any person or entity who represents in writing that he/it is acquiring the Option represented hereby for investment and without any view to the sale or other distribution thereof. Each holder of the Option represented hereby, by taking or holding the same, consents and agrees that the bearer of this Agreement, when endorsed, may be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the Option, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

     (c) Notwithstanding the provisions of Sections 8(a) and (b) hereof, Optionee intends to transfer certain options granted hereunder to the Inventors (as that term is defined under the License Agreement), in accordance with Optionee's Patent Policy. The Company waives the requirements of Sections 8(a) and (b) hereof only with respect to the transfer of options to the Inventors as outlined in this Section 8(c).

     (d) Shares of the Company's Common Stock are presently traded on the NASDAQ National Market System, and, at the time of the signing of this Agreement, the Company satisfies the requirements of Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"), so as to enable Common Stock of the Company to be sold under the provisions of Rule 144. The Company agrees to make all efforts to continue to meet the requirements of Rule 144 or any successor or equivalent thereto promulgated by the Securities and Exchange Commission (the Commission").

     9. Registration Rights.

     (a) If the Company receives a request signed by the holders, in the aggregate, of at least 50% of the shares of Common Stock issued or issuable upon exercise of the Option (all such persons making such request being hereinafter referred to in this Section 9 as the "Requesting Holders") stating that such Requesting Holders desire to have (i) a specified number of the shares of Common Stock issued or issuable upon exercise of the Option and/or (ii) except as otherwise provided below, the shares of the Common Stock (including, without limitation, any greater number of shares of Common Stock issued pursuant to a stock split, stock dividend or otherwise with respect to such shares) issued to Optionee pursuant to the License Agreement (the "Restricted Shares" and together with the shares issued or issuable upon exercise of the Option, the "Demand Shares") registered under the Securities Act on Form S-3 or any successor or equivalent thereto adopted under the Securities Act ("Form S-3"), the Company shall, as soon as practicable (and in no event later than nine (9) months from the date that the Company receives the request from the Requesting Holders), use its best efforts to file a registration statement on Form S-3 under the Securities Act covering such Demand Shares and the proposed sale or distribution referred to in such notice and to cause such registration to become effective under the Securities Act as soon as practicable after the filing thereof. If the Company shall have begun the process of registering shares of its Common Stock prior to receipt of the request of the Requesting Holders pursuant to this
Section 9, the Company, in its sole reasonable discretion, shall determine whether such Demand Shares shall be included as a part of such offering. If the Company determines that such Demand Shares shall not be included in such offering, then the holders of such Demand Shares shall not be deemed to have exercised the right to require the Company to register the Demand Shares pursuant to this Section 9.

     In the event the Company determines to include unissued shares in any public offering pursuant to a registration statement initiated by Requesting Holders and in the good faith judgment of the managing underwriter of such public offering (if applicable), the inclusion of such securities would interfere with the successful marketing of the Demand Shares or require the exclusion of any portion of the Demand Shares to be registered, the Company shall include first the securities of the Requesting Holders and then any unissued shares. The Company shall be obligated to prepare and file no more than one registration statement pursuant to this Section 9.

     In the event that the holders of a majority of the Demand Shares for which registration has been requested pursuant to this Section 9 determine for any reason not to proceed with a public distribution or sale at any time before the Form S-3 covering the Demand Shares to be sold publicly has been declared effective by the Commission, and such Form S-3, if theretofore filed with the Commission, is withdrawn with respect to the Demand Shares covered thereby, and the holders of such Demand Shares agree to bear their own expenses incurred in connection therewith and to reimburse the Company for the expenses incurred by it attributable to the registration of such Demand Shares, then the holders of such shares shall not be deemed to have exercised the right to require the Company to register Demand Shares pursuant to this Section 9. If a registration statement filed by the Company at the request of Requesting Holders pursuant to this Section 9 is (i) withdrawn at the initiative of the Company or (ii) is not declared effective by the Commission within three (3) months of the filing of the registration statement with the Commission, then the holders of Demand Shares shall not be deemed to have exercised the right to require the Company to register Demand Shares pursuant to this Section 9. The right of the Requesting Holders to request a registration of the Restricted Shares pursuant to this
Section 9 shall not apply provided that the Company shall deliver an opinion of its counsel that all of the Restricted Shares which such Requesting Holders proposes to sell may lawfully be sold or distributed publicly without registration under Rule 144.

     The managing underwriter, if any, of an offering registered pursuant to this Section 9 shall be selected by the Company and shall be reasonably acceptable to the Requesting Holders.

     (b) In connection with any registration of Demand Shares under the Securities Act pursuant to this Section 9, the Company will furnish each Requesting Holder whose Demand Shares are registered thereunder with a copy of the registration statement and all amendments thereto and will supply each such Holder with copies of any prospectus included therein (including a preliminary prospectus and all amendments and supplements thereto), in such quantities as may be reasonably necessary for the purposes of the proposed sale or distribution covered by such registration. In connection with any such registration of Demand Shares, the Company will, at the request of the managing underwriters with respect thereto (if applicable), use its best efforts to qualify such registered shares for sale under the securities or "blue sky" laws of such states as is reasonably required to permit the distribution of such registered shares; provided, however, that the Company shall not be required in connection therewith or as a condition thereof to qualify to do business in any state where it is not then qualified or to take any action that would subject it to tax or to the general service of process in any state where it is not then subject.

     If at any time during the effectiveness of the registration statement, the Company determines, after consulting with its legal counsel, that the latest prospectus provided to the Requesting Holders fails or may fail to comply with the requirements of the Securities Act or any rule promulgated thereunder and such non-compliance could result in liability to the Company or the Requesting Holders, the Company shall notify the Holders who have not then sold all of their shares included in the registration not to use the prospectus until such time (not later than 30 days from the date of such notice) as the Company prepares and delivers a prospectus that is not defective (or files any document that is incorporated by reference in the existing prospectus). During such period, the Company shall instruct its transfer agent to impose stop-transfer notices on the Company's Common Stock transfer books.

     (c) Except as otherwise required by state securities or "blue sky" laws or the rules and regulations promulgated thereunder, all expenses, disbursements and fees incurred by the Company in connection with carrying out its obligations under this Section 9 shall be borne by the Company; provided however, that each Requesting Holder shall pay (i) the filing fee required to be paid under the Securities Act at the time of filing the registration statement with respect to the Demand Shares (as of the date of this Agreement, such fee is equal to 1/32 of 1% of the maximum aggregate price at which the Demand Shares are proposed to be offered), (ii) all costs and expenses of counsel for the Holder and (iii) all underwriting discounts, commissions, as the case may be, and all transfer fees with respect to the sale of the Demand Shares by the Requesting Holders.

     10. Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                 MGI PHARMA, INC.

                                 By /s/ Kenneth F. Tempero
                                    ------------------------------
                                        Kenneth F. Tempero
                                 its Chairman and Chief Executive
                                             Officer

                                 THE REGENTS OF THE UNIVERSITY
                                 OF CALIFORNIA

                                 By /s/ W T Davis
                                    ------------------------------


          Approval as to legal form:  /s/ Marty Simpson  9/30/93
                                     ---------------------------
            P. Martin Simpson, Jr., Resident Counsel      Date
            Office of Technology Transfer
            University of California

                            RESTRICTION ON TRANSFER

     The security evidenced hereby has not been registered under the Securities Act of 1933 or any state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise distributed for value unless there is an effective registration statement under such act or laws covering such security or the Company receives an opinion of counsel for the holder of this security (concurred in by counsel for the Company) stating that such sale, transfer, assignment, pledge or distribution is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 and all applicable state securities laws.

                                OPTION EXERCISE
                                ---------------

                  (To be signed only upon exercise of Option)

     The undersigned, the holder of the options represented by the foregoing agreement, hereby irrevocably elects to exercise options to purchase ____ of the shares of common stock of MGI PHARMA, INC., and herewith makes payment of $______ therefor in cash or by check and requests that the certificates for such shares be issued in the name of, and be delivered to __________, whose address is set forth below the signature of the undersigned.

     Dated:
           -------------------

                                          ------------------------------

                                          ------------------------------

                                          ------------------------------
                                          (Name and Address of Transferee)

                               OPTION ASSIGNMENT
                               -----------------

                  (To be signed only upon transfer of Option)

     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________ the right represented by the foregoing Agreement to purchase the shares of Common Stock of MGI PHARMA, INC., issuable upon the exercise of the options to which the Agreement relates and appoints ____________________ attorney to transfer such right on the books of MGI PHARMA, INC., with full power of substitution in the premises.

     Dated:
           ----------------------

                                          ------------------------------

                                          ------------------------------

                                          ------------------------------
                                         (Name and Address of Transferee)

                                                                Exhibit 10.1
                                                                Exhibit A

                                                                EXHIBIT B


(Graphic here for Exhibit B)

     uses the following data:

APPROXIMATE DRUG DEVELOPMENT SCHEDULE FOR ILLUDIN ANALOGS

ACTIVITY DESCRIPTION                                TIMEFRAME
--------------------                                ---------

Approval for Development                            Q3-1993

Syntheses and Initial Safety in Animals             Q4-1993 - Q1-1996

Phase I-II Clinical Trials*                         Q4-1995 - Q1-1998

Phase III Clinical Trials                           Q1-1997 - Q3-1999

Submit NDA to FDA                                   Q4-1998 - Q1-2000

                                                                    Exhibit 10.1
                                                                    Exhibit B

                                SUPPLY AGREEMENT

THIS AGREEMENT is made as of October 23, 1995, by and between MGI PHARMA, INC. ("MGI"), 300E Opus Center, 9900 Bren Road East, Minneapolis, Minnesota 55343-9667, and DAINIPPON PHARMACEUTICAL CO., LTD. ("Dainippon"), 6-8 Doshomachi, 2-Chome, Chuo-Ku, Osaka, 541 Japan.

                                    Recitals
                                    --------

A. MGI and Dainippon have entered into a Development, Marketing and Cooperation Agreement dated the date hereof pursuant to which MGI has granted to Dainippon the exclusive right to sell, promote and distribute in Japan certain pharmaceutical products and Dainippon has agreed to sell, promote and distribute such products.

B. For the purposes and in furtherance of the said Development, Marketing and Cooperation Agreement, MGI is willing to supply to Dainippon, and Dainippon is willing to purchase from MGI, upon and subject to the terms and conditions of this Agreement, bulk drug substance (as hereinafter defined) to be used as the active ingredient in such pharmaceutical product.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto have agreed as follows:

ARTICLE 1.0   INTRODUCTORY PROVISIONS

1.1 Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:

     (a) "Affiliate" when used with reference to either Party shall mean any entity controlling, controlled by or under common control with the said Party. For purposes hereof, "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of a business entity other than a corporation.

     (b) "Best Efforts" shall mean those efforts that would be made by a reasonably prudent business person acting in good faith and in the exercise of reasonable commercial judgment.

     (c) "Bulk Drug Substance" shall mean an Illudin Analog released by MGI from a current Good Manufacturing Practices facility.

     (d) "Confidential Information" shall mean all proprietary information, including Manufacturing Specifications, Product Release Specifications and Proprietary Product Information of a Party, including any information on the markets, customers, suppliers, patents or patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees or consultants or any other similar aspects of a Party's present or future business, the secrecy of which confers a competitive advantage upon that Party.

     (e) "Development, Marketing and Cooperation Agreement" shall mean that certain Development, Marketing and Cooperation Agreement of even date herewith between the Parties.

     (f) "Dollars" or "$" shall mean the legal currency and tender of the United States of America.

     (g)  "Effective Date" shall mean the date first above written.

     (h)  "FDA" shall mean the United States Food and Drug Administration.

     (i) "Good Manufacturing Practices" shall mean those practices in the manufacture of pharmaceutical products which are recognized as good manufacturing practices within Japan pursuant to PAB guidelines and other administrative interpretations and rulings in connection therewith.

     (j) "Illudin Analogs" shall mean illudofulvene, illudofulvene dimers, and 6-hydroxymethylilludofulvene; including derivatives thereof such as those disclosed and claimed in U.S. Patent Application Number 08/276169, filed July 15, 1994.

     (k) "Manufacturing Specification" shall mean the commercial specification for the packaging and delivery of Bulk Drug Substance as established by mutual agreement of the Parties from time to time.

     (l) "PAB" shall mean the Pharmaceutical Affairs Bureau of the Japanese Ministry of Health and Welfare.

     (m)  "Party" shall mean either of the two parties to this Agreement.

     (n) "Products" shall mean any pharmaceutical products having as an active ingredient an Illudin Analog either alone or in combination with other substances, whether or not such products are known or in existence on the Effective Date.

     (o) "Product Release Specification" shall mean the pharmacological product quality specification for the Bulk Drug Substance as established by mutual agreement of the Parties from time to time.

     (p) "Quarter" shall mean any three-month period beginning on the first day of January, April, July or October of any year during the term of this Agreement.

     (q)  "Territory" shall mean Japan only.

     (r)  "Yen" shall mean the legal currency and tender of Japan.

1.2  Other Rules of Interpretation.   Unless the context clearly indicates
otherwise, the following rules shall govern the interpretation of this
Agreement:

     (a) The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms;

     (b)  All references herein to "days" shall mean calendar days;

     (c) All references to "Sections" shall mean the corresponding Sections of this Agreement and all references to "Articles" shall mean the corresponding Articles of this Agreement; and

     (d) All capitalized terms not defined herein which are defined in the Development, Marketing and Cooperation Agreement shall have the meanings therein defined.

ARTICLE 2.0   WARRANTIES AND REPRESENTATIONS; LIMITATIONS

2.1 Limited Warranty. Each Party represents and warrants to the other Party that:

     (a)  it has the legal right and power to enter into this Agreement; and

     (b) it has taken all necessary corporate action to authorize and perform this Agreement.

2.2  LIMITATION OF LIABILITY.  EXCEPT AS PROVIDED IN SECTION 2.1 ABOVE, IN
ARTICLE 6.0 OR IN THE EVENT OF A MATERIAL BREACH BY

EITHER PARTY OF THE LIMITATIONS SET FORTH IN ARTICLE 8.0 BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS, EXPENSE OR DAMAGE ARISING OUT OF OR RESULTING FROM A BREACH OF THIS AGREEMENT. IN ANY EVENT, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES. IN THE EVENT OF ANY CLAIM FOR SUCH LOSS OR DAMAGES, THE SOLE AND EXCLUSIVE REMEDY FOR ANY LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO A REFUND OF ANY SUMS PAID AND/OR THE TERMINATION OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT.

ARTICLE 3.0   SUPPLY AND PURCHASE OF BULK DRUG SUBSTANCE

3.1 Supply of Bulk Drug Substance. MGI agrees to supply, upon and subject to the terms and conditions set forth in this Agreement and during the term hereof, all requirements of Dainippon for Bulk Drug Substance for sale in the Territory.

3.2 Manufacturing Specifications. Prior to the time at which Dainippon shall place its first purchase order for Bulk Drug Substance hereunder, the Parties shall agree upon the Manufacturing Specification.

3.3  Dainippon Obligations

3.3.1 Purchase of Bulk Drug Substance. During the term of this Agreement, Dainippon shall purchase from MGI, upon and subject to the terms and conditions set forth in this Agreement, its requirements of Bulk Drug Substance for final manufacture (fill and finish) and resale within the Territory pursuant to the Development, Marketing and Cooperation Agreement.

3.3.2 Forecasts. Dainippon shall provide to MGI forecasts of its requirements for Bulk Drug Substance to be delivered in each Quarter during the term of this Agreement, commencing with at least twelve (12) months prior to anticipated Product Launch in the Territory. Such forecasts shall take the form of rolling forecasts, to be provided at least thirty (30) days prior to the beginning of each Quarter, which shall set forth the quantity of Bulk Drug Substance to be delivered during each of the following four (4) Quarters. Each such rolling forecast shall be accompanied by one or more non-cancelable purchase orders which shall cover the total quantity forecast for the first Quarter and shall provide a breakdown of the quantities ordered for delivery during each month of that Quarter. The quantity forecast for the second Quarter shall be considered a firm order which may not be reduced in the succeeding forecast but which may, however, be increased by up to ten percent (10%) in that forecast and the accompanying purchase order(s). Any orders for quantities in excess of those forecast shall be subject to any surcharges imposed upon MGI by its suppliers, provided that MGI shall have notified Dainippon in advance of the existence and amount of such surcharges. Dainippon acknowledges that its forecasts will be used for the purpose of enabling MGI to meet the lead times required by its manufacturers, and in issuing each forecast hereunder Dainippon shall be deemed to have represented to MGI that the forecast is based on Dainippon's best commercial judgment arrived at in good faith.

3.3.3 Purchase Orders. All orders for Bulk Drug Substance shall be submitted to MGI in the form of written purchase orders which shall set forth the quantities ordered, the requested delivery dates, shipping instructions and shipping addresses. Minimum order size shall be as established in the Manufacturing Specification. Dainippon agrees that purchase orders delivered to MGI pursuant to this Agreement shall not impose any terms not contained in this Agreement or alter any of the terms contained in this Agreement. In the event of any conflict between the terms of any purchase order delivered by Dainippon hereunder and the terms of this Agreement, the Parties agree that the terms of this Agreement shall control.

3.3.4  Minimum Purchase Requirements.

     (a) As a condition of entering into this Agreement, Dainippon agrees to purchase the following Dollar amounts of Bulk Drug Substance from MGI in each calendar year during the term of this Agreement in amounts not less than shown below for the indicated periods ("Annual Minimum Purchase Amounts"):

     CALENDAR YEAR    ANNUAL MINIMUM PURCHASE AMOUNT

         Year 1                $  375,000
         Year 2                $  750,000
         Year 3                $1,250,000
         Year 4                $1,400,000

     (b) The Parties agree that the Parties shall review the market situation in Japan for the Products in Year 4 and thereafter from time to time shall discuss and determine the appropriate Annual Minimum Purchase Amount for Years subsequent to Year 4.

     (c) "Year" for purposes of this Section 3.3.4 shall mean the calendar year in which Dainippon's first sale of a Product occurs in the Territory under the terms of the Development, Marketing and Cooperation Agreement and each succeeding calendar year during the term of this Agreement. The Annual Minimum Purchase Amount for Year 1 shall be prorated based on the number of months remaining in the calendar year following the first sale of a Product.

3.3.5 Inspection, Acceptance and Remedies. In connection with the purchase of Bulk Drug Substance under the terms of this Agreement:

     (a) Dainippon agrees to inspect and analyze a sample from each batch of Bulk Drug Substance to be supplied by MGI prior to the release of the Bulk Drug Substance from MGI or MGI's contract manufacturer. To facilitate such testing, not less than twenty (20) days prior to the scheduled delivery date, MGI shall cause to be delivered to Dainippon at such place as Dainippon shall designate, sufficient samples of each batch by courier or delivery service to allow Dainippon to conduct such testing in accordance with applicable testing standards. Method, quantity and other details of sampling shall be separately agreed upon between the Parties. In addition, Dainippon will have the right to have its representative obtain a sample from any batch of Bulk Drug Substance from MGI's or MGI's contract manufacturer's facility for testing by Dainippon. No batch of Bulk Drug Substance shall be released for shipment to Dainippon until Dainippon notifies MGI that such batch meets Product Release Specifications. MGI's delivery obligations shall be suspended for such time as it takes Dainippon to determine that such batch meets Product Release Specifications.

     (b) MGI agrees to replace, at no cost to Dainippon, any Bulk Drug Substance supplied by MGI hereunder which does not conform to the said warranties following inspection and analysis by Dainippon pursuant to the provisions of Section 3.3.5(a), provided that such nonconformity is not due to any failure by Dainippon or its agents or representatives to handle, maintain, or store Bulk Drug Substance as directed in labels affixed to the containers or as required by the Product Release Specifications therefor.

ARTICLE 4.0   DELIVERY TERMS

4.1 Place. MGI shall cause all orders of Bulk Drug Substance to be delivered free on board at the place where the Bulk Drug Substance is manufactured.

4.2 Title. Title and risk of loss of Bulk Drug Substance shall pass to Dainippon on delivery to the shipment point.

4.3 Insurance. Dainippon shall insure each shipment of Bulk Drug Substance against loss or damage occurring after the time at which the Bulk Drug Substance is delivered to the shipment point.

ARTICLE 5.0   PRICE

5.1  Purchase Price of Bulk Drug Substance.

          (a) The transfer price for Bulk Drug Substance shall be calculated as provided in Exhibit I, which exhibit is attached hereto and made a part hereof ("Transfer

          Price"). Dainippon shall pay to MGI the Transfer Price according to the terms set forth in this Article 5.0.

          (b) If (i) Dainippon's Standard Cost of Goods Sold exceeds forty percent (40%) of the ANHI price for all Products in the Territory on the Weighted Average Basis for a period of eighteen (18) consecutive months at any time following Product Launch; (ii) MGI's Standard Cost of Manufacture for Bulk Drug Substance exceeds the MAP (as defined in Exhibit I) by more than twenty percent (20%) for a period of eighteen
          (18) consecutive months at any time following Product Launch; or
          (iii) generic competition for Products is introduced in the Territory following expiration of the MGI Patents, then the Parties agree to meet and to negotiate in good faith to reset the Transfer Price to rebalance the profit opportunities for both Parties.

          (c) If, at any time during the term of this Agreement, MGI is able to negotiate or obtain reductions in the schedule of royalties payable to the University of California under the University of California License Agreement (as referred to in the Development, Marketing and Cooperation Agreement), including the expiration of the MGI Patents in Japan having the result that no royalties are payable with respect to Japan to the University of California under the University of California License Agreement, then those reductions shall be factored into the calculation of the Transfer Price for future purchases, based on an equal ("fifty-fifty") sharing between Dainippon and MGI of such savings, to the extent such sales relate to Product sales in Japan.

          (d) "Standard Cost of Goods Sold" for purposes of this Agreement shall mean Dainippon's standard cost of goods sold for Products, determined under generally accepted accounting principles recognized in Japan, as applied by Dainippon on a consistent basis.

          (e) "Standard Cost of Manufacture" for purposes of this Agreement shall mean MGI's standard cost of manufacture for Bulk Drug Substance, determined under generally accepted accounting principles recognized in the United States, as applied by MGI on a consistent basis.

5.2 Determination of Transfer Price. At the time that Dainippon places its initial order for Bulk Drug Substance for any Product hereunder, the Parties shall agree to an estimated transfer price based on the formula set forth in
Section 5.1. Within thirty (30) days after receipt of Pricing Approval for the applicable Product, the Parties shall revise the transfer price based on the actual NHI Price and the actual ANHI Price (as defined in Exhibit I) for such Product, and thereafter on an annual basis to reflect changes in the NHI Price and the ANHI Price and in MGI's Standard Cost of Manufacture.

5.3 Other Costs. In addition to the purchase price agreed to in this Agreement, MGI shall be entitled to invoice Dainippon separately for all costs of packaging, transportation, insurance, taxes, licenses, permits, fees or tariffs which may be levied upon MGI by any government or governmental agency in the Territory by reason of the sale or transport of Bulk Drug Substance hereunder, or measured by the value thereof, other than taxes imposed on net income and taxes imposed by reason of any independent activity of MGI.
Dainippon shall pay such invoices in accordance with the provisions of Section
5.4 hereof.

5.4 Payment. The purchase price and other costs for Bulk Drug Substance supplied hereunder, as set forth in Sections 5.1 and 5.3, shall be invoiced by MGI upon shipment. All amounts shall be due and payable sixty (60) days after date of invoice. All payments made hereunder shall be made in Dollars. If and for so long as any amount owed to MGI by Dainippon under this Agreement shall be overdue, interest at the rate of eighteen percent (18%) per annum, or the legal rate of interest, whichever is lower, shall automatically become due on all balances outstanding.

5.5 Currency Controls. If Dainippon is precluded at any time from making any payments due to MGI under the provisions of this Agreement because Dainippon has failed, notwithstanding its Best Efforts, to obtain any governmental approvals that may be required under the laws and regulations in the Territory for such transfers of funds, then Dainippon shall:

     (a) deposit, or cause its agent to deposit, such sums to an account designated by MGI at a bank or other entity within the Territory;

     (b) provide, or cause its agent to provide, to MGI documentary evidence of such deposits; and

     (c) remit such deposits to MGI immediately upon the subsequent receipt of any required governmental approvals for such transfers.

Subject to any applicable regulatory requirements, Dainippon further agrees, and shall cause any agent of Dainippon to agree, that the form of such depository account shall permit MGI to withdraw the deposited amounts at will, but neither Dainippon nor any agent of Dainippon shall withdraw the deposited amounts otherwise than for the purpose of remitting such amounts to MGI pursuant to the provisions of this Section.

5.6 Exchange Rates. All payments due to MGI under this Agreement shall be paid to MGI in U.S. Dollars. The currency rate conversions from Japanese Yen to U.S. Dollars required in Exhibit I shall be based on the average (arithmetic mean) of the exchange rates published for Japanese Yen and U.S. Dollars in the Wall Street Journal for the preceding ninety (90) day period. Dainippon shall bear all wire transfer or other applicable bank charges for any payments hereunder.

5.7 Promotional Assistance. Dainippon may, from time to time, provide to MGI written documentation reasonably satisfactory to MGI to demonstrate the number and amount of sample Products distributed by Dainippon without charge in the Territory (the "Samples"). Upon receipt of such documentation, MGI shall provide to Dainippon a credit against future purchases of Bulk Drug Substance in the amount equal to the difference between the amount paid by Dainippon for the Sample (on a per milligram basis) and the Part A Price (as defined in Exhibit I) for the Samples.

ARTICLE 6.0    WARRANTIES

6.1  Compliance with Good Manufacturing Practices.   MGI warrants that the
manufacture of Bulk Drug Substance supplied hereunder shall be in strict conformity with Good Manufacturing Practices, and in accordance with the manufacturing information contained in the Health Registration Dossier for the Product for which such Bulk Drug Substance is to be used, as filed with a Competent Authority in the Territory under the terms of the Development, Marketing and Cooperation Agreement.

6.2  Regulatory Requirements.   MGI warrants that no Bulk Drug Substance
delivered by MGI under this Agreement will be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act or comparable regulatory provisions in the Territory, or within the meaning of any other applicable law in which the definition of adulteration or misbranding are substantially the same as those contained in such Acts as such laws are constituted and effective at the time of such shipment or delivery.

6.3  Product Release Specifications.   MGI warrants that all Bulk Drug Substance
supplied by MGI shall be in strict compliance with the Manufacturing Specifications and the Product Release Specifications, as the same shall hereafter be modified by mutual agreement of the Parties.

6.4  DISCLAIMER.   THE WARRANTIES SET FORTH IN THIS ARTICLE 6.0 ARE IN LIEU OF
ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY MGI, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. MGI'S SOLE LIABILITY FOR A BREACH OF THE WARRANTIES SET FORTH HEREIN SHALL BE THE REPLACEMENT OF ANY DEFECTIVE BULK DRUG SUBSTANCE.

ARTICLE 7.0    FAILURE TO SUPPLY

7.1  Notice.   In the event that MGI shall determine that it will be unable for any reason to supply any or all of any quantity of Bulk Drug Substance forecast by Dainippon on the scheduled delivery date, it shall notify Dainippon of the anticipated delivery problem and the reasons therefor.

7.2 Allocation. If, at any time, the production of Bulk Drug Substance shall be insufficient to supply, on a scheduled delivery date, all quantities ordered by Dainippon pursuant to Section 3.3.3, the available production shall be allocated to Dainippon in the proportion that the aggregate sales of Bulk Drug Substance in the Territory by Dainippon during the immediately preceding twelve
(12) consecutive months bears to the aggregate worldwide sales of Bulk Drug Substance by MGI and its licensees and Dainippon for the same period.

7.3  Mutual Efforts at Resolution.   In the event of any actual or anticipated
failure by MGI to supply any Bulk Drug Substance as and when ordered by Dainippon on or before the scheduled delivery date therefor, the Parties shall meet and confer, and each Party agrees to use Best Efforts to find a mutually agreed upon resolution.

ARTICLE 8.0    CONFIDENTIALITY

8.1 The Parties hereby agree that the provisions of Article 11.0 of the Development, Marketing and Cooperation Agreement shall apply equally to this Agreement.

ARTICLE 9.0    TERM AND TERMINATION

9.1  Term of Entire Agreement.   The term of this Agreement shall commence on
the Effective Date of the Development, Marketing and Cooperation Agreement and all provisions of this Agreement shall continue in full force and effect until termination of the Development, Marketing and Cooperation Agreement.

9.2  Rights and Obligations on Termination.   If this Agreement is terminated,
the Parties shall have the following rights and obligations:

          (a) Termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then or thereafter due and payable;

          (b) The provisions of Article 8.0 shall survive such termination of this Agreement; and

          (c) The provisions of Article 10.0 shall survive such termination of this Agreement.

9.3  No Compensation.   The Parties agree that, subject to the above provisions
of Section 9.2, and without prejudice to any other remedies at law or in equity that either Party may have in respect of any breach of this Agreement, neither Party shall be entitled to or claim that it is entitled to any compensation or like payment as a result of or arising out of any termination in accordance with this Article 9.0, whether claimed as loss of good will, foregone profits, lost investments, or otherwise.

ARTICLE 10.0   DISPUTE RESOLUTION

10.1 The parties hereby agree that the provisions of Article 13.0 of the Development, Marketing and Cooperation Agreement shall apply equally to this Agreement.

ARTICLE 11.0   GENERAL PROVISIONS

11.1 Entire Agreement.   This Agreement constitutes the entire agreement of the
Parties with respect to the subject matter hereof and thereof and supersede all the Parties' previous correspondence, term sheets, understandings, agreements and representations, oral or written, between the Parties; provided, however, that this Agreement shall not supersede the agreements contained in the Development, Marketing and Cooperation Agreement.

11.2 Relationship.   The Parties are independent contractors and shall not be
deemed to have formed any partnership, joint venture or other relationship. Neither Party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other Party.

11.3 Assignment.   Neither Party shall assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party; provided that no such consent for a transfer to an entity shall be required and all rights and obligations arising hereunder shall inure to the benefit of that entity if it is (a) an Affiliate of either Party, (b) the successor in interest of one Party by reason of sale, merger or operation of law, or (c) has acquired all or substantially all of the assets and business of a Party.

11.4 Amendment.   This Agreement may not be modified or amended, in whole or in part, except by a written agreement signed by both Parties.

11.5 Severability.   If one or more of the provisions of this Agreement is
subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.

11.6 Notices; Language.   Except as may be otherwise provided in this Agreement,
any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) by express mail or a reputable international courier at the addresses set forth on the first page of this Agreement or to any other address that a Party specifies in writing. All reports, notices and communications required or permitted hereunder shall be in the English language.

11.7 Waiver.   Either Party's failure or delay in exercising any remedy for default shall not be deemed a waiver of that or any subsequent default of that provision or of any other provision hereof.

11.8 Counterparts.   This Agreement shall be executed in two (2) or more
counterparts in the English language, each of which shall be deemed an original. In the event of any difference with the translation of this Agreement into any other language, the original English version shall prevail.

11.9 Governing Law.   Except as to patents, this Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota, excluding (a) its choice of law rules and (b) the United Nations Convention on the International Sale of Goods and provided however that the operation of the arbitration agreement contained in Section 11.3 hereof, and the enforcement of any award rendered pursuant thereto, shall be governed by United States federal law to the exclusion of any state law.

11.10 Governmental Approvals.   If any governmental approval is required for
this Agreement to become effective, Dainippon shall undertake to obtain such approval from any relevant agency of the Government of Japan, and MGI shall undertake to obtain any such approval from any relevant agency of the Government of the United States. Each Party shall use its Best Efforts to obtain such approvals as rapidly as possible and shall keep the other Party reasonably informed about any such applications for approval. Each Party shall furnish the other Party with a copy of any such approval within ten (10) days of its receipt.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DAINIPPON PHARMACEUTICAL CO., LTD.         MGI PHARMA, INC.

By   /s/  Takeshi Tomotake                 By   /s/ Kenneth F. Tempero
  -----------------------------              ---------------------------
     Takeshi Tomotake                           Kenneth F. Tempero
        President                               Chairman and Chief
                                                Executive Officer

                                                            Exhibit 10.1
                                                            Exhibit B

                                                            EXHIBIT I

The Transfer Price payable pursuant to Article 5.0 shall be based upon the Weighted Average NHI Price ("Weighted Average NHI Price").

A. For purposes of this Exhibit I and this Agreement, the following definitions shall apply:

  (i)     "NHI" shall mean the Japanese National Health Insurance Program;

  (ii) "NHI Price" shall mean the NHI reimbursement price for a specified vial of drug ( e.g., 5 mg vial, 10 mg vial, etc.);

  (iii) "ANHI Price" shall mean the NHI price, adjusted to reduce the NHI Price for the discount Dainippon provides to the wholesaler;

  (iv) "Weighted Average" shall mean the average of either the NHI prices per milligram (mg) or the ANHI Prices per milligram (mg), weighted to reflect the volume of usage at each vial of dose;

  (v) "MAP Price" shall mean $1.60 per mg of Bulk Drug Substance, based on 1995 values, adjusted for inflation on an annual basis during the term of this Agreement;

  (vi) "SAP Price" shall mean MGI's Standard Cost of Manufacture per mg of Bulk Drug Substance;

  (vii) "Part A" shall mean the lesser of (a) the MAP Price or (b) 1.2 times the SAP Price;

  (viii) "Part B" shall mean the greater of (a) 15% of the Weighted Average ANHI Price on a per mg basis or (b) the Weighted Average ANHI Price times the percentage derived by adding 15% plus the additional percent calculated by multiplying .00005 (5/100,000) times the quantity equal to the Weighted Average NHI Price less 1,000; and

  (ix)    "Part C" shall mean (a) .2 times the Weighted Average ANHI Price plus
          (b) .005 times the Weighted Average NHI Price.

     B. To calculate the Transfer Price, Formula 1 shall be used if the Weighted Average NHI Price is less than or equal to (Yen)2,000 and Formula 2 shall be used if the Weighted Average NHI Price is greater than (Yen)2,000.

          (i)  Formula 1:   the sum of Part A and Part B.
          (ii) Formula 2:   the sum of Part A and Part C.

     C.   Examples:

     Formula 1 example:

     Assume:
     ------

     Weighted Average NHI Price = (Yen)1,500 per mg
     Weighted Average ANHI Price = (Yen)1,050 (70% of NHI) per mg
     MAP Price = $1.60 per mg
     SAP Price = $1.20 per mg
     1 U.S. Dollar = 100 Yen

          Part A:                                  Transfer Price
          ------                                   --------------

          Lesser of:

           MAP Price =                   $ 1.60

          or

           SAP Price x 1.2
          $1.20 x 1.2 =                  $ 1.44          $1.44

     plus Part B:
          ------

          Greater of:

          .15 x Weighted Average ANHI Price
          .15 x (Yen)1,050 =         (Yen)157.5

          Translated to U.S Dollars =    $1.575

          or

     Weighted Average ANHI Price [.15 + .00005 (Weighted Average
     NHI Price -  (Yen)1,000)]

          (Yen)1,050 [.15 + .00005 ((Yen)1,500 - (Yen)1,000)  = (Yen)183.75

          Translated to U.S. Dollars = $1.8375     $1.8375

     TRANSFER PRICE PER MG FOR FORMULA 1           $3.2775

Formula 2 example:

     Assume:
     ------

     Weighted Average NHI Price = (Yen)2,500 per mg
     Weighted Average ANHI Price = (Yen)1,750 (70% of NHI) per mg
     MAP Price = $1.60 per mg
     SAP Price = $1.20 per mg
     1 U.S. Dollar = 100 Yen

          Part A:                                      Transfer Price
          ------                                       --------------

          Lesser of:

           MAP Price =                        $1.60

          or

           SAP Price x 1.2
          $1.20 x 1.2 =                       $1.44         $1.44

          Part C:
          ------

     (.2 x Weighted Average ANHI Price) + (.005 x Weighted Average NHI Price)
          (.2 x (Yen)1,750) + (.005 x (Yen)2,500) = (Yen)362.5


          Translated to U.S. Dollars =       $3.625         $3.625

     TRANSFER PRICE PER MG FOR FORMULA 2                    $5.065